SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OVERLAND STORAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

November 25, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Overland Storage, Inc. to be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, January 5, 2010 at 9:00 a.m. (Pacific Time).

The attached notice of annual meeting and proxy statement include the agenda for the shareholders’ meeting, explain the matters that we will discuss at the meeting and provide general information about our company.

Your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone, or electronically over the Internet, by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

ERIC L. KELLY

Chief Executive Officer

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 5, 2010

The annual meeting of shareholders of Overland Storage, Inc. will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, January 5, 2010 at 9:00 a.m. (Pacific Time) for the following purposes:

1.	To elect as directors the following nominees recommended by the Board of Directors: Robert A. Degan, Nora M. Denzel, Eric L. Kelly, Scott McClendon and Michael Norkus;

2.	To approve the 2009 Equity Incentive Plan;

3.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2010; and

4.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement.

The Board of Directors has fixed the close of business on November 19, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at our offices.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

This proxy statement, along with our 2009 Annual Report on Form 10K and proxy card are available on-line at http://proxy.overlandstorage.com.

By order of the Board of Directors,

KURT L. KALBFLEISCH
Dated: November 25, 2009	Secretary

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. A postage-paid return envelope is enclosed for your convenience. Shareholders with shares registered directly with our transfer agent, Wells Fargo Shareowner Services, may choose to vote those shares via the Internet at http://www.eproxy.com/ovrl, or they may vote telephonically, within the U.S. and Canada, by calling 1-800-560-1965. Shareholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. See “Voting Shares Registered in the Name of a Broker, Bank or Other Nominee” in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name.

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

2009 PROXY STATEMENT

General Information

The Board of Directors of Overland Storage, Inc., a California corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2009 annual meeting of shareholders. The meeting will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, January 5, 2010 at 9:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Voting Rights and Outstanding Shares

We will begin mailing this proxy statement and the accompanying proxy card on or about November 25, 2009 to all shareholders of record that are entitled to vote. Only shareholders that owned our common stock at the close of business on November 19, 2009, the record date, are entitled to vote at the annual meeting. On the record date, 19,021,383 shares of our common stock were outstanding.

Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of votes cast by shares present or represented at the meeting. Abstentions will have no impact on the election of directors. The proposals to approve the adoption of our 2009 Equity Incentive Plan and to ratify the appointment of our independent registered public accounting firm must be approved by a majority of votes actually cast. Abstentions and broker non-votes are not counted as votes for or against these proposals, but the number of votes cast in favor of each proposal must be at least a majority of the required quorum.

Voting Shares Registered in Your Name

If you are a shareholder of record, you may vote in one of four ways:

•	Attend the 2009 annual meeting and vote in person;

•	Complete, sign, date and return the enclosed proxy card;

•	Vote by telephone following the instructions included with your proxy card and outlined below; or

•	Vote by Internet following the instructions included with your proxy card and outlined below.

If you are a shareholder of record, then you may go to http://www.eproxy.com/ovrl/ to vote your shares over the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the U.S. or Canada, then you may vote your shares by calling 1-800-560-1965 and following the recorded instructions.

Votes submitted by telephone or via the Internet must be received by 9:00 p.m. (Pacific Time) on Monday, January 4, 2010. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.

A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. that allows shareholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or over the Internet at Broadridge’s web site at http://www.proxyvote.com.

If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the meeting or any adjournment or postponement of the meeting. If no instruction is given, then the proxy will be voted for the nominees for director and for each of the other proposals. In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other shareholder matter presented at the meeting.

Revocability of Proxies

As a shareholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of three ways:

•	You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

•	You may vote in person at the annual meeting.

Solicitation

This solicitation is made by our Board of Directors, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have retained The Proxy Advisory Group, LLC to provide consulting and to assist us with the solicitation of proxies, and we will pay fees and reimbursements of customary expenses that are not expected to exceed $14,750 in the aggregate. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.

Shareholder Proposals for 2010

Requirements for Shareholder Proposals to be Considered for Inclusion in Overland’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2010 annual meeting must be received by us not later than July 28, 2010, in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the shareholder must have given timely notice of the proposal or nomination in writing to our Secretary. To be timely for the 2010 annual meeting, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between August 27, 2010 and September 26, 2010. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our bylaws.

Separate Copy of Annual Report or Proxy Materials

If you share an address with another shareholder, each shareholder may not receive a separate copy of our annual report and proxy materials. Shareholders who do not receive a separate copy of our annual report and proxy materials, and who want to receive a separate copy, may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at Overland Storage, Inc., 4820 Overland Avenue, San Diego, California 92123 or by calling 1-800-729-8725. We undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Shareholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy following the instructions above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management.

The following table outlines the ownership of our common stock as of November 19, 2009 (except as otherwise indicated below) by:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all current directors and executive officers as a group; and

•	every person or entity that we know beneficially owns more than 5% of our outstanding common stock.

This table is based upon information supplied by executive officers, directors and principal shareholders and filings with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
Beneficial Owner +	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days (1)	Percent of Class (2)
5% Shareholders
Stephens Investment Management, LLC	1,125,000		—	5.9%
One Ferry Building, Suite 255
San Francisco, CA 94111

Marathon Capital Management LLC	1,025,000		—	5.4%
4 North Park Drive, Suite 106
Hunt Valley, MD 21030

Executive Officers and Directors
Robert A. Degan	2,000	(3)	157,000	*
Nora M. Denzel	2,000		36,000	*
W. Michael Gawarecki (4)	10,350		255,000	1.4%
Kurt L. Kalbfleisch	0		204,667	1.1%
Eric Kelly	2,000		311,000	1.6%
Vernon A. LoForti (5)	18,396		348,167	1.9%
Scott McClendon	486,000	(6)	194,000	3.5%
Michael Norkus	7,000		72,000	*
Ravi Pendekanti	0		191,667	1%
Current directors and executive officers as a group (9 persons) (7)	499,000		1,246,334	8.6%

*	Less than 1%
+	Except as otherwise indicated, the address for each beneficial owner is 4820 Overland Avenue, San Diego, CA, 92123.
(1)	Includes shares of common stock which could be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of November 19, 2009.
(2)	Based on 19,021,383 shares of common stock outstanding on November 19, 2009, and calculated in accordance with Rule 13d-3 promulgated under the Exchange Act.
(3)	Includes 1,000 shares of common stock held by Mr. Degan’s wife.
(4)	Mr. Gawarecki’s employment with our company ended on March 27, 2009.
(5)	Mr. LoForti’s employment with our company ended on September 28, 2009.
(6)	Represents 385,000 shares of common stock owned by Mr. McClendon through his family trust, 100,000 shares through his self-directed IRA and 1,000 shares held by his wife.

(7)	Does not include the security ownership of Messrs. Gawarecki and LoForti. Includes the security ownership of Ms. Denzel, Messrs. Degan, Kalbfleisch, Kelly, McClendon, Norkus and Pendekanti, Jillian Mansolf, our Vice President of Worldwide Sales and Marketing and Dr. Christopher Gopal, our Vice President of Worldwide Operations.

We are aware of no arrangements, including any pledge by any person of our common stock, the operation of which may at a subsequent date result in a change of control of our company.

PROPOSAL NO. 1

TO ELECT AS DIRECTORS THE NOMINEES

RECOMMENDED BY THE BOARD OF DIRECTORS

Our Board of Directors, acting pursuant to our bylaws, has determined that the number of directors constituting the full Board of Directors shall be seven at the present time. There are currently two vacancies on the Board of Directors. In accordance with provisions in our bylaws concerning advance notice for the nomination of directors, no nomination for the vacancies on the Board of Directors will be accepted at the 2009 annual meeting. The vacancies on the Board of Directors may be filled by the board in accordance with applicable law and our bylaws.

Our Board of Directors currently has five members. The Board of Directors has, upon recommendation of the Nominating and Governance Committee, nominated Robert A. Degan, Nora M. Denzel, Eric L. Kelly, Scott McClendon and Michael Norkus for reelection as members of the Board of Directors. Each of the nominees is currently a director of our company. Each newly-elected director will serve a one-year term until the next annual meeting of shareholders or until such director’s successor is qualified and elected. During the course of a term, the Board of Directors may appoint a new director to fill any vacant seat, including a vacancy caused by an increase in the size of the Board of Directors. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board of Directors, or if no nominee is proposed by the Board of Directors, an additional vacancy will occur.

We, as a matter of policy, encourage our directors to attend meetings of shareholders. With the exception of William J. Miller (a former board member who resigned on September 10, 2009), each director proposed for election at our 2008 annual shareholder meeting (i.e., Ms. Denzel and Messrs. Degan, Kelly, LoForti, McClendon, and Norkus) attended the 2008 annual shareholder meeting.

There are no family relationships between any nominees or executive officers of our company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Nominees for Director

You are being asked to vote on the five director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these five nominees. The names of the director nominees, their ages as of November 25, 2009 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Robert A. Degan	70	2000	Independent Director
Nora M. Denzel	47	2007	Independent Director
Eric L. Kelly	51	2007	Chief Executive Officer
Scott McClendon	70	1991	Chairman of the Board (Independent Director)
Michael Norkus	63	2004	Independent Director

Robert A. Degan has been a private investor since January 2000. From November 1998 to December 1999, Mr. Degan served as General Manager of the Enhanced Services & Migration Business Unit (formerly, Summa Four, Inc.) of Cisco Systems, Inc., an Internet networking company. From July 1998 to November 1998, he was Chairman, President and Chief Executive Officer of Summa Four, Inc., and from January 1997 to July 1998 he served as its President and Chief Executive Officer and as a director. Mr. Degan retired from the board of directors of CaminoSoft Corp. in December 2007, FlexiInternational Software, Inc. in July 2006 and Gensym Corporation in May 2005. Mr. Degan was formerly on the research staff at Massachusetts Institute of Technology (MIT).

Nora M. Denzel has served as the Senior Vice President of payroll services at Intuit, Inc., a provider of business and financial management software, since February 2008. From February 2006 to January 2008, Ms. Denzel served as an independent consultant to technology companies. From August 2000 to February 2006, she held several executive level positions in technology with Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, including: Senior Vice President/General Manager Software Global Business Unit (May 2002 to February 2006); Senior Vice President Adaptive Enterprise (June 2004 to May 2005); and Vice President Storage Organization (August 2000 to May 2002). Prior to HP, she served as Senior Vice President of Product Operations from February 1997 to August 2000 at Legato Systems, Inc. Her initial corporate experiences were at IBM, where she began her career as a software engineer and then served in several marketing, engineering, and executive level positions, including the business line manager of IBM’s portfolio of storage management software products. Ms. Denzel also serves on the board and advisory boards of several privately-held organizations.

Eric L. Kelly has served as our Chief Executive Officer since January 2009 and a member of our Board of Directors since November 2007. From April 2007 to January 2009, he served as president of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm, which he co-founded in April 2007. From July 2004 to August 2006, Mr. Kelly was Vice President and General Manager of storage systems solutions at Adaptec, Inc. From August 2002 to July 2004, he served as President and CEO of Snap Appliance, Inc., which was acquired by Adaptec. From March 2000 to June 2002, Mr. Kelly served as President, Network Systems Division of Maxtor Corporation. Prior to Maxtor, he served as the Chief Operating Officer of Isyndicate, Inc. From July 1998 to January 2000 he was the Enterprise Vice President for Dell Computer Corporation. From 1980 to 1998 he served in executive or managerial roles with Netpower Incorporated, Diamond Multimedia Systems Incorporated, Conner Peripherals Incorporated, Marq Technologies Incorporated and IBM.

Scott McClendon has served as Chairman of our Board since March 2001. From November 2006 to August 2007, he served as our Interim President and Chief Executive Officer and as our President and Chief Executive Officer from October 1991 to March 2001, when he was named our Chairman of the Board, and continued as an executive officer and employee until June 2001. Mr. McClendon has been a business consultant since June 2001. Mr. McClendon was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California. Mr. McClendon is a director of Procera Networks, Inc. (AMEX:PKT), a network equipment company.

Michael Norkus is the President of Alliance Consulting Group, a strategy consulting firm, which he founded in 1986. From 1975 to 1986, Mr. Norkus served as a Vice President of Boston Consulting Group where he was a founding member of the firm’s Munich, Germany office. Mr. Norkus is a member of the Board of Directors of Acco Brands Corporation (NYSE:ABD), a worldwide supplier of office products and Genesee & Wyoming Inc., (NYSE:GWR) an owner and operator of short line and regional railroads.

Cumulative Voting Rights

Our bylaws provide that you can cumulate your votes in the election of directors if, before the vote begins, the candidate or candidates have been nominated and any of our shareholders notifies us of such shareholder’s intent to cumulate such shareholder’s votes. Under cumulative voting, you may cast a number of votes equal to the product of the number of your shares times the number of directors to be elected at the meeting. If you notify us that you intend to cumulate your votes at any time before the election of directors begins, then you may vote all of your votes for one candidate, or you may distribute your votes among as many candidates as you desire. The candidates receiving the highest numbers of affirmative votes of the shares entitled to vote in the election of directors will be elected to the board positions up for election. If voting for directors is conducted by cumulative voting, then the person named on the proxy will have discretionary authority to cumulate votes among the candidates.

Vote Required

The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

TO THE BOARD OF EACH OF THESE NOMINEES

PROPOSAL NO. 2

APPROVAL OF 2009 EQUITY INCENTIVE PLAN

Overview

We currently maintain the 2003 Equity Incentive Plan (“2003 Plan”) under which we can award stock based incentive awards to our employees, directors and other key service providers. The 2003 Plan was originally adopted and approved by stockholders in 2003. The 2003 Plan was subsequently amended on several instances with the last amendment and restatement occurring in 2007. As of November 19, 2009, there were only 446,756 unissued common shares that were available for future grant under the 2003 Plan and there were 3,447,296 common shares subject to outstanding awards under the 2003 Plan.

At the Annual Meeting, shareholders will be asked to approve a new 2009 Equity Incentive Plan (“2009 Plan”). The 2009 Plan was approved by the Board of Directors on November 14, 2009 conditioned on and subject to obtaining shareholder approval of the 2009 Plan on or before November 14, 2010. Upon approval of the 2009 Plan by shareholders, the 2009 Plan will replace the 2003 Plan with respect to future equity compensation awards to our service providers. The 2009 Plan is attached to this Proxy Statement as Appendix A.

Similar to the 2003 Plan, the 2009 Plan will permit the discretionary award of incentive stock options (“ISO”), nonstatutory stock options, restricted stock, stock units and/or stock appreciation rights (“SARs”) to our service providers. Such awards may be granted commencing on the date of shareholder approval of the 2009 Plan and continuing through November 14, 2019 or the earlier termination of the 2009 Plan, subject to the number of available shares remaining in the 2009 Plan.

Shareholder approval of the 2009 Plan will allow us to continue to provide long-term incentives to key service providers who are responsible for our success and growth. Increased stock ownership by our service providers will further align their interests with the interests of shareholders and will assist us in attracting and retaining talented employees. Shareholder approval of the 2009 Plan will also enable (i) stock option, SARs, stock units and restricted stock grants to employees covered by Internal Revenue Code Section 162(m) to be eligible to qualify as tax deductible performance-based compensation and (ii) Internal Revenue Code Section 422 ISO grants to employees to qualify for favorable federal income tax treatment. If our shareholders do not approve the 2009 Plan by November 14, 2010, the 2009 Plan will terminate with no awards being granted thereunder and the 2003 Plan will continue to remain in effect in accordance with its terms.

The Board of Directors encourages shareholders to consider the following in voting to approve the 2009 Plan. The following points explain why the Board strongly believes the 2009 Plan is essential for the Company’s future success:

•

Achieving superior long-term results has always been a primary objective for the Company and therefore it is essential that our employees think and act like owners. Stock ownership helps enhance the alignment of the long-term economic interests of shareholders and employees. Accordingly, we have a history of issuing equity awards as a primary incentive to attract, motivate and retain employees. The ability to continue to make equity compensation grants is particularly important given our on-going salary reduction program. As of November 19, 2009, the 2003 Plan has only 446,756 shares available for future grant. Therefore, if the 2009 Plan is not approved by shareholders, the Company will soon lose its ability to grant equity compensation awards to valued employees.

•

The Company’s employees are its most valuable asset. The Company’s ability to grant equity compensation awards is vital (i) to attract and keep intact a talented management team and (ii) to attract and retain other talented and experienced individuals as it competes for employees against larger competitors.

•

The 1,250,000 new shares of Common Stock that would be available for grant under the 2009 Plan represent approximately only 6.6% of the outstanding number of shares of Common Stock that are currently outstanding.

Highlights of Material Differences between the 2009 Plan and the 2003 Plan

The 2009 Plan includes, among other things, the following differences as compared to the 2003 Plan.

	2003 Plan	2009 Plan
Available Shares	446,756	1,250,000 plus shares that may become available from our other stock plans up to a maximum of 4,214,309 shares from such other plans

Share Usage	Each restricted share or stock unit grant counts as two shares against the available share pool.	Each award share counts as one share against the share pool.

ISO Total Grant Limit	446,756 shares remaining available, plus up to 3,767,553 shares that may become available from the expiration or forfeiture of outstanding awards.	5,464,309 shares

Formula Option Grants	Provides for annual option grant for 18,000 shares to each non-employee director.	No formula grants

Maximum Option/SAR Exercise Term	Six years after grant	Ten years after grant

Plan Expiration	September 22, 2017	November 14, 2019

The 2009 Plan also does not include the provisions reflecting our November 2007 cancellation of certain outstanding stock options which were recited in the 2003 Plan. This 2009 Plan proposal is not requesting cancellation of any outstanding stock options. Additionally, the following provisions are expressly recited in the 2009 Plan whereas they were not expressly reflected in the 2003 Plan.

•	Indemnification. The members of the 2009 Plan Committee shall be indemnified by the Company to the maximum extent permitted by applicable law.

•	Clawback. Awards may be subject to recoupment or “clawback” in connection with any such clawback policy that we may implement.

•	Suspension. Awards may be suspended (and ultimately forfeited) if we determine that an award holder has committed an act of “cause” as defined in the 2009 Plan.

•	SAR Minimum Exercise Price. The minimum per share exercise price of any SAR must be at least equal to the fair market value of a common share on the date of the SAR’s grant.

•	Other Plan Grants. No awards may be granted under our other equity compensation plans, including the 2003 Plan, after the date of shareholder approval of the 2009 Plan.

Following is a summary of the principal provisions of the 2009 Plan. If there is any inconsistency between the below summary and the 2009 Plan’s terms or if there is any inaccuracy in the below summary, the terms of the 2009 Plan shall govern.

Key Features of the 2009 Plan

Certain key features of the 2009 Plan are summarized as follows:

•

The 2009 Plan will have up to a maximum aggregate of 5,464,309 of our common shares reserved for future awards (including shares from our other stock plans that may become available for issuance under the 2009 Plan) and if not terminated earlier by our Board, the 2009 Plan will terminate on November 14, 2019.

•	The 2009 Plan is generally administered by a committee comprised solely of independent members of our Board (“2009 Plan Committee”).

•

Our employees, members of the Board and consultants are eligible to receive awards provided that the 2009 Plan Committee has the discretion to determine (i) who shall receive any awards and (ii) the terms and conditions of such awards.

•	Stock options and stock appreciation rights may not be granted at per share exercise prices below the fair market value of a common share on the date of grant.

•	Stock options and stock appreciation rights may not be repriced without shareholder approval.

•	Awards can qualify as tax deductible “qualified performance-base compensation” within the meaning of Internal Revenue Code Section 162(m).

A more detailed summary of these key features and further principal features of the 2009 Plan and its operation is set forth below.

Description of the 2009 Plan

Background and Purpose of the 2009 Plan. The purpose of the 2009 Plan is to promote the long-term success of our company and the creation of shareholder value by:

•	encouraging employees, non-employee directors and consultants to focus on critical long-range objectives,

•	encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and

•	linking employees, outside directors and consultants directly to shareholder interests through increased stock ownership.

The 2009 Plan permits the grant of the following types of equity-based incentive awards: (1) stock options (which can be either ISOs or nonstatutory stock options), (2) stock appreciation rights, (3) restricted shares, and (4) stock units.

Eligibility to Receive Awards. Employees, non-employee directors and consultants of the company and certain of our related companies are eligible to receive awards under the 2009 Plan. The 2009 Plan Committee generally selects, in its discretion, the individuals who will be granted awards under the 2009 Plan. As of November 19, 2009, approximately 206 employees (including four officers and one employee director) and four non-employee members of our Board would be eligible to participate in the 2009 Plan.

Shares Subject to the 2009 Plan. If our shareholders approve the 2009 Plan pursuant to this proposal, no further grants will be made under any of our prior stock plans (“Prior Plans”). Prospectively, the maximum number of our common shares that can be issued under the 2009 Plan is equal to the sum of (i) 1,250,000 shares plus (ii) the number of shares (if any) that are subject to any outstanding awards under our Prior Plans that, after the date our shareholders approve the 2009 Plan, are either forfeited or are repurchased at original cost by us plus any shares that are not issued to the award holder as a result of a Prior Plan outstanding award being exercised or settled for less than the full number of shares that are subject to such exercise or settlement. The number of shares (if any) covered by clause (ii) will depend on future events and therefore is not presently determinable provided however that such number cannot exceed 4,214,309 shares. Therefore, in no event can more than 5,464,309 shares be issued under the proposed 2009 Plan. It is worth noting that the shares covered by clause (ii) have previously been approved by shareholders for issuance under the Prior Plans and so the only increase to potential shareholder dilution are the 1,250,000 shares referenced in clause (i). For purposes of the 2009 Plan and this proposal, our “Prior Plans” consist of our 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Stock Option Plan, 2001 Supplemental Stock Option Plan, and 2003 Equity Incentive Plan. As of November 19, 2009, the fair market value of a share of our Common Stock (as determined by the last transaction price quoted by the NASDAQ Global Market on such date) was $0.74.

Administration of the 2009 Plan. The 2009 Plan will be administered by the 2009 Plan Committee whose composition must consist of two or more of our Board members. The members of the 2009 Plan Committee must be independent “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and “outside directors” under Section 162(m) of the Internal Revenue Code. The Board has designated our Compensation Committee as the 2009 Plan Committee. A secondary committee of two or more directors, who need not all be independent, may be delegated authority to make grants to non-executive individuals who are not subject to Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. Subject to the terms of the 2009 Plan, the 2009 Plan Committee has the sole discretion, among other things, to:

•	select the individuals who will receive awards,

•	determine the terms and conditions of awards (for example, the exercise price and vesting schedule),

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2009 Plan or any award agreement,

•	accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, and

•	interpret the provisions of the 2009 Plan and outstanding awards.

The 2009 Plan Committee may also use the 2009 Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by our non-U.S. employees and those of any of our subsidiaries and affiliates. Our Board or the 2009 Plan Committee may suspend or terminate awards if they reasonably believe that a participant has committed an act of “cause” (as defined in the 2009 Plan). In addition, awards may be subject to any policy that we may implement on the recoupment of compensation (referred to as a clawback policy). The members of our Board, the 2009 Plan Committee and their delegates shall be indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2009 Plan.

Types of Awards

Stock Options. A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2009 Plan Committee (or, if authorized for non-executive employees, the secondary committee) will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a common share on the date of grant of the stock option.

Stock options granted under the 2009 Plan may be either ISOs or nonstatutory stock options (NSOs). As required by the Internal Revenue Code and applicable regulations, ISOs are subject to various limitations. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of our common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2009 Plan provides that no more than 5,464,309 shares may be issued pursuant to the exercise of ISOs.

A stock option granted under the 2009 Plan generally cannot be exercised until it becomes vested. The 2009 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term life for stock options granted under the 2009 Plan may not exceed ten years from the date of grant.

The exercise price of each stock option granted under the 2009 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the 2009 Plan Committee. The optionee must also make arrangements to pay any taxes we are required to withhold at the time of exercise.

Stock Appreciation Rights. A stock appreciation right is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the fair market value of the shares covered by the exercised portion of the stock appreciation right on the date of grant. The 2009 Plan Committee determines the terms of stock appreciation rights, including the exercise price, the vesting and the term of the stock appreciation right. The maximum term life for stock appreciation rights granted under the 2009 Plan may not exceed ten years from the date of grant. The 2009 Plan Committee may determine that a stock appreciation right will only be exercisable if our company satisfies performance goals established by the 2009 Plan Committee. Settlement of a stock appreciation right may be in shares of common stock or in cash, or any combination thereof, as the 2009 Plan Committee may determine.

Restricted Shares. Awards of restricted shares are shares of common stock that vest in accordance with the terms and conditions established by the 2009 Plan Committee. The 2009 Plan Committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the 2009 Plan Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the 2009 Plan Committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the 2009 Plan Committee.

Stock Units. Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2009 Plan Committee will determine all of the terms and conditions of an award of stock units, including the vesting period. Upon each vesting date of a stock unit, a participant will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The 2009 Plan Committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the 2009 Plan Committee. Payment of stock units may be in shares of common stock or in cash, or any combination thereof, as the 2009 Plan Committee may determine.

Performance Conditions. The 2009 Plan specifies performance conditions that the 2009 Plan Committee may include in awards that are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m). Examples of these performance condition criteria include one or more of the following:

•        net order dollars

•        net profit dollars

•        net revenue dollars

•        profit/loss or profit margin

•        operating profit

•        net operating profit

•        operating margin

•        working capital

•        sales or revenue

•        revenue growth

•        gross margin

•        cost of goods sold

•        individual performance

•        cash

•        accounts receivables

•        write-offs

•        cash flow

•        liquidity

•        income

•        net income

•        operating income

•        net operating income

•        earnings

•        earnings before interest, taxes, depreciation and/or amortization

•        earnings per share

•        growth in earnings per share

•        price/earnings ratio

•        debt or debt-to-equity

•        economic value added

•        assets

•        return on assets

•        return on equity

•        stock price

•        shareholders’ equity

•        total shareholder return, including stand-alone or relative to a stock market or peer group index

•        return on capital

•        return on assets or net assets

•        return on investment

•        return on operating revenue

•        any other financial objectives

•        objective customer satisfaction indicators and efficiency measures

•        operations

•        research or related milestones

•        intellectual property (e.g., patents)

•        product development

•        site, plant or building development

•        internal controls

•        policies and procedures

•        information technology

•        human resources

•        corporate governance

•        business development

•        market share

•        strategic alliances, licensing and partnering

•        contract awards or backlog

•        expenses

•        overhead or other expense reduction

•        compliance programs

•        legal matters

•        accounting and reporting

•        credit rating

•        strategic plan development and implementation

•        mergers and acquisitions and divestitures

•        financings

•        management

•        improvement in workforce diversity

•        or any similar criteria.

Performance conditions must be satisfied for the applicable performance period for awards containing performance goals to vest.

Including one or more of the foregoing performance conditions in awards of stock and stock units to persons subject to the limitations of Internal Revenue Code Section 162(m) can permit these awards to qualify as performance-based compensation. Approval of the material terms of the 2009 Plan (including participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants) by shareholders is necessary for grants of stock options, stock appreciation rights, restricted shares and stock units to employees covered by Internal Revenue Code Section 162(m) to qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Internal Revenue Code. See the section under the heading “Internal Revenue Code Section 162(m) Limits” below for further details.

Limited Transferability of Awards. Awards granted under the 2009 Plan generally are not transferrable other than upon death, or pursuant to a court-approved domestic relations order. However, the 2009 Plan Committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.

Termination of Employment, Death or Disability. The 2009 Plan Committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement.

Corporate Transaction. In the event that we are a party to a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (a) the continuation of the outstanding awards by our company, if our company is a surviving corporation, (b) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards, (d) full exercisability or vesting and accelerated expiration of the outstanding awards, (e) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards or (f) cancellation of outstanding awards with or without consideration. The Board of Directors need not adopt the same rules for each award or participant.

Adjustments. In the event of a stock split, reverse stock split, share dividend or similar transaction, the maximum aggregate number of shares reserved for issuance under the 2009 Plan , the number and kind of securities available for awards (and which can be issued as ISOs ), the per person annual limitations on awards issued under the 2009 Plan, the number and kind of securities covered by each outstanding Award, the Exercise Price under each outstanding option and SAR , and the number and kind of outstanding securities issued under the 2009 Plan will automatically adjust appropriately. Such adjustments will be made if our board of directors effects a reverse stock split in accordance with the approval of our shareholders given at our 2008 annual meeting of shareholders.

Change in Control. The 2009 Plan Committee will decide the effect of a change in control of our company on outstanding awards. The 2009 Plan Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination within a certain period of time.

Deferral of Awards. Subject to 2009 Plan Committee approval and compliance with applicable tax laws, participants may elect to (a) defer amounts (cash or shares) that would otherwise be paid or delivered from the exercise or settlement of certain awards to a deferred compensation account with the company, or (b) convert shares that would otherwise be delivered as a result of the exercise of a stock option or stock appreciation right to an equal number of stock units. Any deferred compensation account established on behalf of a participant will generally represent an unfunded and unsecured obligation of the company.

Term of the 2009 Plan. If approved by shareholders, the 2009 Plan will continue in effect until November 14, 2019 or until earlier terminated by the Board of Directors.

Governing Law. The governing state law of the 2009 Plan (except for choice of law provisions) is California which is the state of our corporate headquarters and where most of our employees are employed.

Amendment and Termination of the 2009 Plan. The Board of Directors generally may amend or terminate the 2009 Plan at any time and for any reason, except that the Board of Directors must obtain shareholder approval of material amendments, including any addition of shares, or repricing of stock options or stock appreciation rights after the date of their grant as required by Nasdaq Listing Rules. The 2009 Plan is scheduled to terminate on November 14, 2019 if not terminated earlier by the Board of Directors.

Certain Federal Income Tax Information

The following is a general summary as of September 2009 of the federal income tax consequences to us and to U.S. participants for awards granted under the 2009 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2009 Plan.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonstatutory Stock Options. A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more.

Restricted Shares. A participant will not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an Internal Revenue Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

Stock Units. No taxable income is reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Income Tax Effects for our Company. We generally will be entitled to a tax deduction in connection with an award under the 2009 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).

Excess Parachute Payments. The benefits of an award may be reduced if, as a result of an excise tax that would be imposed by Section 4999 of the Internal Revenue Code for “parachute payments,” the after-tax value of the award to the participant will be greater than if the award were not so reduced. In addition, the 2009 Plan Committee may determine at the time of granting an award or any time after grant to reduce an award so that the award will not be subject to the limitation on deductibility of parachute payments imposed by Section 280G of the Internal Revenue Code.

Internal Revenue Code Section 162(m) Limits. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one fiscal year with respect to our principal executive officer and each of our other three most highly compensated officers (other than our principal financial officer). However, qualified performance-based compensation approved by shareholders is not subject to the deduction limit. In this regard, the 2009 Plan imposes the following annual grant limits on awards that are intended to constitute qualified performance-based compensation under Internal Revenue Code Section 162(m).

Share Grant Limit Per Fiscal Year
Stock options and SARs	400,000
Stock Units	100,000
Restricted Shares	100,000

Our 2009 Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Internal Revenue Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible.

Internal Revenue Code Section 409A. Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Internal Revenue Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of an excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by Section 409A of the Internal Revenue Code are broad and may apply to certain awards available under the 2009 Plan (such as stock units). The intent is for the 2009 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Internal Revenue Code to the extent applicable.

New Plan Benefits

All awards of the 2009 Plan will be granted at the 2009 Plan Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2009 Plan are not presently determinable. The following table sets forth the number of shares subject to awards granted under the 2003 Plan to the below individuals and groups during fiscal year 2009. However, this is not necessarily indicative of future grants under the 2009 Plan.

Name and Position	Dollar Value ($)	Number of Units
Eric L. Kelly, Chief Executive Officer	Not applicable	Options for 918,000 shares
Vernon A. LoForti, Former President, Chief Executive Officer and Secretary	Not applicable	Options for 100,000 shares
Kurt L. Kalbfleisch, Vice President of Finance, Chief Financial Officer and Secretary	Not applicable	Options for 100,000 shares
Ravi Pendekanti, Vice President of Business Development	Not applicable	Options for 100,000 shares
W. Michael Gawarecki, Former Vice President of Operations	Not applicable	Options for 100,000 shares
Executive Group	Not applicable	Options for 1,318,000 shares
Non-Executive Director Group	Not applicable	Options for 105,000 shares
Non-Executive Officer Employee Group	Not applicable	Options for 247,000 shares

Summary

We believe strongly that the approval of the 2009 Plan is essential to our future success. Awards such as those provided under the 2009 Plan constitute an important incentive for participants and will help us to attract and retain qualified individuals to serve on behalf of our company.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the annual meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE 2009 EQUITY INCENTIVE PLAN

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2010. Moss Adams was engaged to serve as our public accounting firm on October 16, 2009. The engagement of Moss Adams was approved by our Audit Committee and ratified by our Board of Directors. Representatives of Moss Adams LLP are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.

PricewaterhouseCoopers LLP (PwC) served as our independent registered public accounting firm for the fiscal year 2009 and since our inception in 1980. On October 12, 2009, we dismissed PwC as our public accountants. The dismissal was approved by our Audit Committee and ratified by our Board of Directors.

PwC’s reports on our consolidated financial statements for each of our fiscal years ended June 28, 2009 and June 29, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports for each of those years expressed substantial doubt regarding our ability to continue as a going concern.

During the years ended June 28, 2009 and June 29, 2008 and the interim period between June 28, 2009 and October 12, 2009, there were no disagreements between our company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended June 28, 2009 and June 29, 2008 and through October 16, 2009, neither our company nor anyone acting on our behalf consulted Moss Adams LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Although our bylaws do not require that our shareholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders vote against the ratification of Moss Adams LLP, our Board of Directors will reconsider whether or not to retain the firm. Even if our shareholders ratify the appointment, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our shareholders.

Vote Required

Ratification of Moss Adams LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the annual meeting. The number of votes cast in favor of this proposal must also be at least a majority of the required quorum. The presence in person or by proxy of the persons entitled to vote a majority of shares our common stock will constitute a quorum under our bylaws. Abstentions will be counted towards the tabulation of votes cast on this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Director Independence

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that Ms. Denzel and Messrs. Degan, McClendon and Norkus are independent directors within the meaning of NASDAQ Marketplace Rule 5000(a)(19). Mr. Kelly does not meet the independence requirements under NASDAQ Marketplace Rule 5000(a)(19) because he is our Chief Executive Officer. In the course of determining whether Ms. Denzel and Messrs. Degan, McClendon and Norkus were independent under NASDAQ Marketplace Rule 5000(a)(19), the Board of Directors considered the following transactions, relationships and arrangements not required to be disclosed in “Certain Relationships and Related Party Transactions”:

•

Although Mr. McClendon served as our Interim President and Chief Executive Officer from November 2006 through August 2007, he is not automatically disqualified from being an independent director under NASDAQ Marketplace Rule 5000(a)(19) because he served in these interim positions for less than one year. In August 2007, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, found that Mr. McClendon, upon his resignation from the interim positions, had no relationship with our company which, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Meetings of the Board and Committees

Board of Directors. Our Board of Directors currently has five directors. During fiscal 2009, our Board of Directors held 29 meetings and each director attended at least 75% of all meetings of the Board of Directors and applicable committees, during the periods that he or she served.

Committees. The Company has a standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934. During fiscal 2009, our Board of Directors had the following additional committees: Compensation Committee and Nominating and Governance Committee.

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which have been adopted by the Board of Directors, are publicly available on our website at www.overlandstorage.com. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors as defined in NASDAQ Marketplace Rule 5000(a)(19). Current membership of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert A. Degan (Chairman)	Nora M. Denzel (Chairwoman)	Michael Norkus (Chairman)
Nora M. Denzel	Robert A. Degan	Nora M. Denzel
Michael Norkus		Scott McClendon

Each of the above-listed committee members served in such capacity for all of the last fiscal year, except (i) Ms. Denzel who was appointed to the Audit Committee in February 2009; and (iii) Mr. McClendon who was appointed to the Nominating and Governance Committee in February 2009.

During the last fiscal year (i) Ms. Denzel was a member of the Nominating and Governance Committee until February 2009 and (ii) Mr. Kelly was a member of the Audit Committee and Nominating and Governance Committee until January 2009 when he resigned following his appointment as our Chief Executive Officer.

During the last fiscal year, William Miller served on the Compensation Committee and the Nominating and Governance Committee. Mr. Miller resigned from the Board and these committees in September 2009.

Audit Committee. The Audit Committee held five discrete meetings and one joint meeting with the Board during fiscal 2009. The Audit Committee acts pursuant to the Audit Committee Charter and currently performs the following functions, among others:

•	reviews our annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes;

•	reviews and approves related party transactions;

•

selects our independent registered public accounting firm, pre-approves all audit and non-audit services by them, oversees and approves their compensation, confirms their independence and reviews the scope of their activities;

•	receives and considers our independent registered public accounting firm’s comments as to the adequacy and effectiveness of our accounting and financial controls;

•	retains independent counsel, accountants, or others at the expense of the company to advise the committee or assist in the conduct of an investigation;

•	reviews the company’s effectiveness and methodology for monitoring compliance with laws and regulations and oversees any investigations regarding compliance matters;

•	reviews the process for communicating our Code of Business Conduct and Ethics to company personnel and monitors compliance with such code of ethics; and

•	considers the effectiveness of our company’s internal control over the financial reporting process, including information technology security and control.

In addition to being independent under NASDAQ Marketplace Rule 5000(a)(19), all members of the Audit Committee must meet the additional independence standards for audit committee members set forth in SEC Rule 10A-3(b)(1) and NASDAQ Marketplace Rule 5605(c)(2)(A). The Board of Directors has determined that Mr. Degan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The Compensation Committee held eight discrete meetings and one joint meeting with the Board during fiscal 2009. The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board and is responsible for the following functions, among others:

•	reviews and approves compensation for our executive officers including our chief executive officer;;

•	reviews and approves performance goals for our chief executive officer;

•	awards stock options and restricted stock, and administers our various equity compensation plans; and

•	annually reviews director compensation and makes related recommendations to our Board.

The Compensation Committee Charter requires that each member of the Compensation Committee must satisfy certain standards of independence as defined under applicable regulations. Accordingly, each member of the Compensation Committee must be:

•	an “independent director” as defined under NASDAQ Listing Rule 5605(a)(2),

•	a “Non-Employee Director” as defined under Rule 16b-3 of the Securities Exchange Act of 1934; and

•	an “outside director” as defined under Treasury Regulations section 1.162-27(e)(3) of Section 162(m) of the Internal Revenue Code.

The Compensation Committee may delegate to a subcommittee of two or more directors the authority to make grants under our equity-based incentive plans to employees and consultants who are not executive officers or directors of our company.

The Compensation Committee reviews the compensation arrangements of the named executive officers at least once annually, generally in November. In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of our executive officers and other employees. With respect to our other executive officers, our Chief Executive Officer reviews the performance of each executive officer with the Compensation Committee and he makes related recommendations to the Compensation Committee.

The Compensation Committee evaluates executive officer performance with the goal of setting compensation levels competitive with companies in the computer peripherals industry of similar revenue, with adjustments for individual experience levels and performance. To help fulfill its responsibilities, the Compensation Committee periodically engages external executive compensation consultants to obtain market data and to conduct reviews of our executive compensation program. The compensation consultants that have been retained by the Compensation Committee act as independent advisors to the Compensation Committee and they have no other consulting relationships with our company or our management.

With respect to determining compensation for new hires, the Compensation Committee takes into account past compensation history, any compensation forfeited by the new hire due to leaving the prior job, or any uniquely valuable skills the new hire might bring to enhance shareholder value. With respect to internal promotions to executive officer positions, the Compensation Committee considers past compensation history, the new levels of responsibility of the executive officer, and the importance of maintaining the continued employment of individuals with an established record of contributing to shareholder value and who possess valuable knowledge about our company.

Nominating and Governance Committee. The Nominating and Governance Committee held five meetings during fiscal 2009. The Nominating and Governance Committee currently performs the following functions, among others:

•	identifies individuals qualified to become members of the Board of Directors;

•	recommends the persons to be nominated for election as directors at the annual meeting of shareholders;

•	regularly reviews and advises the Board of Directors with respect to corporate governance principles and policies applicable to our company; and

•	oversees the annual evaluation of the director effectiveness.

The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board of Directors and to set those forth in writing. This assessment includes issues of diversity, experience, judgment, ability and willingness to devote the necessary time, and familiarity with domestic and/or international markets, all in the context of an assessment of the perceived needs of our company. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

The Nominating and Governance Committee will consider nominees recommended by our shareholders if the nominee recommendations are submitted in writing and sent care of the Secretary by mail to our offices at 4820 Overland Avenue, San Diego, California 92123

The Nominating and Governance Committee will evaluate nominees recommended by our shareholders under the same criteria as other nominees.

Director Compensation Table for Fiscal Year 2009

The following table provides compensation information for the year ended June 28, 2009 for each non-employee member of our Board. See the Summary Compensation Table below for information related to the compensation of Mr. Kelly and Mr. LoForti who were directors in Fiscal Year 2009 and who also served as executive officers during the fiscal year.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)(3)	Total
Robert A. Degan	$61,050	$4,736	$65,786
Nora M. Denzel	$56,800	$4,462	$61,262
Scott McClendon	$71,500	$7,766	$79,266
William J. Miller	$54,150	$4,736	$58,886
Michael Norkus	$58,150	$4,736	$62,886

(1)	Commencing in September 2008, non-employee director fees were accrued rather than paid out. A portion of these deferred fees were paid in November, and it is expected that the balance of the accrued fees will be paid in 2009 and/or 2010. The fees also reflect a company-wide temporary 10% reduction in compensation that was instituted on January 8, 2009 by the Compensation Committee.
(2)	The amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2009 (for awards made both in and before fiscal 2009), disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 11 to the consolidated financial statements included in our annual report on Form 10-K for the year ended June 28, 2009.
(3)	At fiscal year 2009 end, the number of shares subject to outstanding option awards for each director were as follows: Mr. Degan—157,000, Ms. Denzel—36,000, Mr. McClendon—194,000, Mr. Miller—61,500, and Mr. Norkus—72,000.

Overview of Non-Employee Director Compensation and Procedures

We compensate non-employee directors through cash and equity-based compensation. Each non-employee director receives a quarterly retainer of $5,000, plus $2,500 for each Board meeting attended ($1,250 if held telephonically). The Chairman of the Board receives an additional $2,500 per quarter. Members of the Audit Committee and the Compensation Committee each receive an additional retainer of $500 per quarter. Members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a Board meeting). We also reimburse expenses incurred by non-employee directors to attend meetings.

In addition to the above fees, each non-employee director receives stock options to acquire our common stock. Under the option grant formula provided in the company’s 2003 Equity Incentive Plan (2003 Plan), each continuing non-employee director annually receives a nonqualified stock option to purchase 18,000 shares on the same date as our annual meeting of shareholders. These options have a per share exercise price equal to the fair market value of a common share on the date of grant and vest in equal monthly installments over a 12-month period-from the grant date. Effective as of November 2007, these stock option grants have a maximum exercise term of six years. Under the 2003 Plan, when a new non-employee director joins the Board, such director will be awarded a new stock option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting of shareholders, giving credit for any partial month. Such option will vest at the rate of 1,500 shares per month and will become fully-vested as of the next annual meeting of shareholders.

In September 2008, in an effort to maximize the company’s working capital, we began to accrue the cash fees that are paid to our directors for Board and committee service. A portion of these deferred fees were paid in November 2009, and it is expected that the balance of the deferred fees will be paid in 2009 and 2010 after the Compensation Committee determines to resume making payment of such fees.

On December 9, 2008, Ms. Denzel and Messrs. Degan, Kelly, McClendon, Miller and Norkus each received an annual option grant under the 2003 Plan to purchase 18,000 shares at a per share exercise price of $0.25.

As part of a cost reduction effort, the Compensation Committee instituted on January 8, 2009 a company-wide temporary 10% reduction in salaries for executive officers, employees, and Board members.

In connection with his service on an ad hoc committee formed to review and assist with our company’s operating plan, on January 27, 2009, Mr. McClendon received a fully vested stock option grant under the 2003 Plan to purchase 15,000 common shares at a per share exercise price of $0.26.

In April 2009, the Board, upon the recommendation of the Compensation Committee, agreed to compensate Mr. Kelly with $50,000 in director fees related to his service as chair of an ad hoc committee formed to review and assist with our company’s operating plan from December 9, 2008 to January 26, 2009. Such amount will be paid to Mr. Kelly at the same time in the future as the Compensation Committee determines to pay out the accrued director fees.

Equity Ownership by the Board of Directors

Pursuant to stock ownership guidelines recommended by our Nominating and Governance Committee which were approved by the Board, each director is expected to own at least 1,000 shares of our common stock during their term of service as a director, with new directors expected to acquire at least that number of shares in the open market within 90 days of their commencement of service as a director.

Shareholder Communications with the Board of Directors

We have adopted a formal process by which shareholders may communicate with our Board of Directors. Communications to the board must either be in writing and sent care of the Secretary by mail to our offices at 4820 Overland Avenue, San Diego, California 92123, or delivered via e-mail to secretary@overlandstorage.com. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications (i) must be accompanied by a statement of the type and amount of the securities of our company that the person holds, (ii) must identify any special interest, meaning an interest not in the capacity of a shareholder of our company, of the person submitting the communication, and (iii) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board of Directors has instructed the Secretary to forward it such correspondence; however, before forwarding any correspondence, the Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary’s discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2009.

Code of Business Conduct and Ethics

We have adopted the Overland Storage, Inc. Code of Business Conduct and Ethics, which applies to our directors, executive officers and employees. A copy of the Code of Business Conduct and Ethics is publicly available on our website at www.overlandstorage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code applying to our principal executive officer or our principal financial or accounting officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of November 25, 2009, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Position Held
Eric L. Kelly	51	Chief Executive Officer
Christopher Gopal	58	Vice President of Worldwide Operations
Kurt L. Kalbfleisch	43	Vice President of Finance, Chief Financial Officer and Secretary
Jillian Mansolf	43	Vice President of Worldwide Sales and Marketing
Ravi Pendekanti	43	Vice President of Business Development and Solutions

Eric L. Kelly is a director. See the description of his business experience above.

Christopher S. Gopal, Ph.D. joined us as our Vice President of Worldwide Operations in September 2009. Prior to joining us, Dr. Gopal was with Applied Solar, Inc. as their Chief Operating Officer from November 2008 to August 2009 and Executive Vice President, World Wide Operations from November 2007 to November 2008. Applied Solar filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 2009. From November 2006 to October 2007, he was a director at Deloitte Consulting, and served as an independent consultant to electronics manufacturing firms from September 2005 to November 2006. He was the vice president of Commercial Supply Chain at SAIC from June 2003 to August 2005. Dr. Gopal was the vice president of Global Supply Chain Services at Unisys from November 2001. He has served as Vice President Worldwide Operations for Dell Computer and as a senior partner and director of Ernst & Young’s Global Supply Chain & Operations Consulting Services. He has worked and consulted for many of the leading worldwide companies in the technology and consumer product industries, where he has helped develop supply chain strategy and information strategy, source products, and then executed those strategies. Dr. Gopal has been an invited speaker and panel member at leading supply chain and information technology forums and co-authored three books, including “Supercharging Supply Chains: New Ways to Increase Value through Global Operational Excellence.”

Kurt L. Kalbfleisch has served as our Chief Financial Officer since February 2008, as our Vice President of Finance since July 2007, and as our Secretary since October 2009. He served as our Interim Chief Financial Officer from August 2007 to February 2008. Mr. Kalbfleisch has been an employee of our company since December 1993 and has served in key management roles in our finance department during that time. Prior to joining our company, Mr. Kalbfleisch worked as a manufacturing budget analyst for McDonnell Douglas Corporation, a major aerospace manufacturer and defense contractor, from July 1989 to December 1993.

Jillian Mansolf has served as our Vice President of Worldwide Sales and Marketing since joining us in July 2009. From August 2008 to June 2009, Ms. Mansolf served as Senior Vice President of Worldwide Sales and Marketing for Data Robotics, Incorporated, a developer of data storage products. From May 2006 to July 2008 she was Vice President of Worldwide Marketing & Product Management for Motion Computing, a creator of tablet personal computers. From November 2002 to February 2005, Ms. Mansolf was Vice President of Worldwide Sales and Channel Marketing for Snap Appliance, a designer and manufacturer of NAS and SAN software and hardware products through the acquisition by Adaptec Corporation. The Snap division of Adaptec was acquired by Overland in June 2008. From December 2001 to November 2002 she was Vice President of Worldwide Sales and Marketing for Maxtor Corporation, a manufacturer of hard, external and portable drives. Prior to that time, Ms. Mansolf held key positions for Dell Computer Corporation from 1997 to 2001 serving first as a Director of Marketing for Workstation Products and Services from June 1997 to April 1998 and later as an Area Vice President for the Large Corporate Accounts Division from May 1998 to December 2001. Prior to her tenure with Dell, she held sales management positions with Netpower Incorporated and Tandon Computer Corporation.

Ravi Pendekanti joined us in April 2008 as our Vice President of Worldwide Marketing and was Vice President of Worldwide Sales from August 2008 to June 2009. In July 2009, Mr. Pendekanti’s became Vice President of Business Development and Solutions. Prior to joining Overland, Mr. Pendekanti was Solutions Executive at Silicon Graphics, Inc., a provider of server, storage and visualization solutions, from December 2006 to April 2008. From January 2005 to August 2006 he was Senior Director, Intellectual Capital Capture and Solutions, at Sun Microsystems, Inc., a provider of network computing infrastructure solutions. From April 2004 to January 2005 he was the Vice President of Worldwide Marketing for Intransa, Inc., a maker of disk-based storage devices. During the period of 1997 to 2004, he served in a number of management roles with Sun Microsystems, Inc., including Senior Product Manager, Systems Management (February 1997 to June 1998), Product Line Manager, Systems Management and Resource Marketing (July 1998 to March 2001), Director, Reference Architectures Marketing (April 2001 to April 2003), and Senior Director, Reference Architecture (April 2003 to April 2004). During the period of 1990 to 1997, he held various marketing management roles at Hewlett-Packard Company, Compuware Corporation and Network General Corporation.

Executive officers serve at the pleasure of the board of directors. There are no arrangements or understandings between any officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by the company to become a director or executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2009

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended June 28, 2009 and June 29, 2008.

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric L. Kelly	2009	167,692		—	48,311	119,496	335,499
Chief Executive Officer (5)

Vernon A. LoForti	2009	356,385		—	17,167	20,981	394,533
Former Chief Executive Officer, President and Secretary (6)	2008	388,989		—	154,672	26,717	570,378

Kurt L. Kalbfleisch	2009	208,125		10,000	19,195	30,075	267,395
Vice President of Finance, Chief Financial Officer and Secretary	2008	233,237	(7)	30,000	56,616	32,757	352,610

Ravi Pendekanti	2009	238,462		—	41,361	16,435	296,258
Vice President of Business Development and Solutions

W. Michael Gawarecki	2009	257,538		—	20,101	21,395	299,034
Former Vice President of Operations (8)

(1)	As part of a cost reduction effort, the Compensation Committee instituted on January 8, 2009 a company-wide temporary 10% reduction in salaries for executive officers, employees, and Board members. The salaries for Messrs. Kelly and LoForti were established on January 27, 2009, after the implementation of the 10% reduction. Mr. Kelly’s salary will therefore not be subject to an automatic increase when the 10% salary reduction is lifted.
(2)	With respect to Mr. Kalbfleisch, reflects a quarterly retention bonus of $10,000 paid in October 2007, January 2008, April 2008 and July 2008.
(3)	Amounts listed in the “Option Awards” columns represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2009 (for awards made both in and before fiscal 2009), disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards in each fiscal year, see Note 11 to the consolidated financial statements included in our annual report on Form 10-K for the year ended June 28, 2009. As reflected in the Outstanding Equity Awards table below, on January 27, 2009, each of the named executive officers received an option grant under the 2003 Plan to acquire shares of the company’s common stock with a per share exercise price equal to the closing price of our share price on the date of grant.

(4)	Amounts listed in this column reflect: (i) non-employee director fees that were earned by Mr. Kelly during the period of June 29, 2008 through January 26, 2009, (ii) company matching contributions that we made on behalf of our named executive officers under our 401(k) plan, (iii) premiums we paid on their behalf for term life and disability insurance, (iv) premiums we paid on their behalf for medical and dental insurance, (v) out-of-pocket medical expenses we paid on their behalf (including health club memberships), (vi) travel, lodging, and car rental expenses we paid for Messrs. Kelly and Pendekanti in San Diego, California, which is not their principal place of residence, (vii) tax restoration payments to Mr. Kelly with respect to travel, lodging or auto expense reimbursements which were taxable to Mr. Kelly and (viii) home office expenses. The amounts paid to the named executive officers in fiscal 2009 included the following:

Name	Fiscal Year ($)	Non- Employee Director Fees ($)	401k Match ($)	Life/ Disability Insurance Premiums ($)	Medical/ Dental Premiums ($)	Out-of-Pocket Medical Expenses ($)	Living Expenses ($)	Tax Restor- ation ($)	Home Office ($)	Total ($)
Eric L. Kelly	2009	91,625	—	843	3,475	2,785	13,138	7,630	—	119,496
Vernon A. LoForti	2009	—	—	2,357	12,673	5,951	—	—	—	20,981
Kurt L. Kalbfleisch	2009	—	3,115	1,649	20,601	4,350	—	—	360	30,075
Ravi Pendekanti	2009	—	—	1,782	—	—	14,653	—	—	16,435
W. Michael Gawarecki	2009	—	3,738	1,437	14,440	1,780	—	—	—	21,395

(5)	Mr. Kelly has served as our Chief Executive Officer since January 27, 2009. Since commencing his service as an executive officer, Mr. Kelly has not accrued further non-employee director fees other than the fee of $50,000 for service on an ad hoc committee formed to review and assist with our company’s operating plan.
(6)	Mr. LoForti’s employment with the company terminated on September 28, 2009 at which time he was serving as our President and Secretary. He served as our President, Chief Executive Officer and Secretary from August 2007 to January 2009. Prior to that time Mr. LoForti served as our Vice President, Chief Financial Officer and Secretary and was our principal financial officer. In connection with his transition to President and resignation from the Board in January 2009, Mr. LoForti’s salary was reduced from $400,000 to $300,000.
(7)	Amount listed in this column for Mr. Kalbfleisch includes vacation payout in the amount of $25,814 in fiscal 2008.
(8)	Mr. Gawarecki’s employment with our company terminated on March 27, 2009.

Outstanding Equity Awards At Fiscal Year-End for Fiscal Year 2009

The following table provides information about the current holdings of stock options by our named executive officers at June 28, 2009. This table includes outstanding vested and unvested option awards. Each option award is shown separately for each named executive officer.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Eric Kelly	18,000	(2)	—	1.77	11/13/2013
	9,000	(3)	9,000	0.25	12/9/2014
	125,000	(4)	775,000	0.26	1/27/2015

Vernon A. LoForti (12)	30,000	(5)	—	5.63	10/12/2009
	1,500	(6)	—	8.25	2/18/2010
	30,000	(7)	—	7.41	12/4/2010
	250,000	(8)	—	1.62	8/13/2010
	41,667	(9)	58,333	0.26	1/27/2012

Kurt L. Kalbfleisch	5,000	(5)	—	5.75	9/8/2009
	5,000	(10)	—	9.75	11/14/2010
	4,500	(10)	—	6.90	6/25/2011
	2,500	(10)	—	9.72	8/8/2012
	1,000	(10)	—	8.03	5/22/2016
	75,000	(8)	—	1.62	8/13/2010
	25,000	(8)	—	1.32	2/14/2011
	41,667	(9)	58,333	0.26	1/27/2012

Ravi Pendekanti	100,000	(8)	—	1.18	4/28/2011
	41,667	(9)	58,333	0.26	1/27/2012

W. Michael Gawarecki	20,000	(5)	—	5.63	10/12/2009
	35,000	(7)	—	9.31	1/15/2011	(11)
	100,000	(8)	—	1.62	8/13/2010	(11)
	41,667	(11)	58,333	0.26	1/27/2012	(11)

(1)	Each option expires ten years from the date of grant unless otherwise footnoted. All unvested stock options will become fully vested in the event of a merger, sale, liquidation or other change in control of the company, with the exception of the stock options granted to each of the named executive officers on January 27, 2009 which options become fully exercisable only if, within two years following a change in control of our company the named executive officer’s employment is terminated by the company for a reason other than cause or the named executive officer resigns due to an “involuntary termination” as those terms are defined in the 2003 Plan. In this regard, “cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to the officer’s obligations or otherwise relating to the business of the company; (b) the officer’s material breach of a written agreement between the officer and the company (or a parent, subsidiary or affiliate); (c) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) dishonesty or involvement in any conduct that adversely affects the company’s name or public image or is otherwise detrimental to the company’s business interests; (e) willful neglect of duties; or (f) unauthorized use or disclosure of the confidential information or trade secrets of the company, which use or disclosure causes material harm to the company. An “involuntary termination” means the voluntary resignation by the named executive officer following (i) a material adverse change in his or her title, stature, authority or responsibilities with the company (or the parent, subsidiary or affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 90 miles.

(2)	This option vested in equal monthly installments and became fully vested on December 9, 2008. This option expires six years from the date of grant.
(3)	This option vests in equal monthly installments over a twelve month period following the grant date. This option expires six years from the date of grant.
(4)	This option vests in equal monthly installments over a thirty-six month period following the grant date. This option expires six years from the date of grant.
(5)	This option vested in equal monthly installments over a forty-eight month period following the grant date.
(6)	This option was fully vested on the grant date.
(7)	This option vested in equal monthly installments over a twelve month period following the grant date.
(8)	This option vested in equal monthly installments over a twelve month period following the grant date. This option expires three years from the date of grant.
(9)	This option vests in equal monthly installments over a twelve month period following the grant date. This option expires three years from the date of grant.
(10)	This option vested in equal monthly installments over a thirty-six month period following the grant date.
(11)	Mr. Gawarecki’s employment with our company terminated on March 27, 2009. Under his severance agreement, his unvested options continued to vest for an additional six months until September 27, 2009, at which time any unvested option vested in full. Notwithstanding the stated maximum term of the options, these options will expire on March 27, 2010 if the vested portions of his options are not exercised before that date.
(12)	Mr. LoForti’s employment with our company terminated on September 28, 2009. Notwithstanding the stated maximum term of the options, his stock options will now expire earlier as provided in the applicable option agreements.

Employment, Severance and Change in Control Agreements

Employment Agreements. The following describes the employment arrangements we have with our named executive officers.

Eric L. Kelly. On June 24, 2009, we entered into an employment agreement with Mr. Kelly, our Chief Executive Officer. The employment agreement provides for Mr. Kelly to earn a base salary of $400,000, which has been his base salary since his appointment as Chief Executive Officer on January 27, 2009. Beginning in our 2010 fiscal year, Mr. Kelly will be eligible to receive an annual bonus based upon financial and management objectives reasonably established by our Board or an authorized committee of the Board. The annual bonus target will be 100% of the greater of $400,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned. Mr. Kelly will have the opportunity to earn an annual bonus of up to 150% of the target bonus. If we terminate Mr. Kelly’s employment without cause or he resigns for good reason, dies or becomes disabled before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. To the extent any travel, lodging or auto expense reimbursements are taxable to Mr. Kelly, the company will provide Mr. Kelly with a tax restoration payment so that Mr. Kelly will be put in the same after-tax position as if such reimbursements had not been subject to tax. The employment agreement has a three-year term and automatically renews for additional one-year terms unless one of the parties timely gives notice to terminate. The company may unilaterally modify Mr. Kelly’s cash compensation at any time, subject to Mr. Kelly’s right to terminate his employment for good reason as described below.

The employment agreement provides that if we terminate Mr. Kelly’s employment without cause or if Mr. Kelly resigns from employment for good reason then we will be obligated to pay him an aggregate severance payment equal to the sum of (i) 150% of the greater of his then base salary or his original base salary, (ii) a portion of his target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue life, accident, medical, dental and vision insurance coverage under our company’s insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination. The severance payment will be made in equal monthly installments over 18 months in accordance with our regular payroll practices. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. The severance benefits described above are contingent upon Mr. Kelly providing the company with a general release of all claims.

Under Mr. Kelly’s employment agreement, “cause” generally means: (a) acts or omissions constituting reckless or willful misconduct on the part of Mr. Kelly with respect to his obligations or otherwise relating to the business of the company that causes material harm to the company or its reputation; (b) Mr. Kelly’s material breach of the employment agreement, (c) Mr. Kelly’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) Mr. Kelly’s willful neglect of his duties. “Good Reason” generally means that Mr. Kelly has voluntarily terminated his employment with the company within one year after the occurrence of one or more of the following: (w) the company reduces Mr. Kelly’s base salary by more than ten percent (10%), unless the reduction is made as part of, and is generally consistent with, a general reduction of other senior executive salaries; (x) Mr. Kelly’s authority, responsibilities and/or duties are materially reduced so that his duties are no longer consistent with the position of President or Chief Executive Officer; (y) a material breach of the employment agreement or Mr. Kelly’s retention agreement by the company; or (z) the company relocates Mr. Kelly’s principal place of work to a location more than fifty (50) miles from the company’s current location.

Vernon A. LoForti. We previously entered into an employment agreement with Mr. LoForti in December 2000 pursuant to which Mr. LoForti continued employment as our Vice President and Chief Financial Officer. The employment agreement was amended and restated in September 2007 to reflect Mr. LoForti’s promotion to President and Chief Executive Officer, his new salary and severance provisions, as the severance provisions previously in effect under the agreement had expired on December 3, 2003. These severance provisions provided that if we terminated Mr. LoForti’s employment without cause, then he would be entitled to receive a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he would be entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns his employment for good reason. The payment of the severance benefits described above is conditioned on the execution by Mr. LoForti of a general release of all claims against us and are subject to delays in payment required by Section 409A of the Internal Revenue Code. The employment agreement had a one-year term, automatically renewed for successive one-year terms unless one of the parties timely gave notice to terminate, and provided that our Board may unilaterally modify Mr. LoForti’s compensation at any time subject to Mr. LoForti’s right to terminate his employment for good reason as described below. Mr. LoForti was also a party to a retention agreement as described below.

Mr. LoForti’s change in compensation and position when he transitioned to the role of President in January 2009 constituted good reason under his employment agreement which would have entitled him to severance benefits if he had resigned his employment. The Compensation Committee extended his ability under the employment agreement to resign for good reason until July 27, 2009. Since he did not resign by that date, Mr. LoForti was no longer entitled to resign for good reason and receive severance benefits with respect to the January 2009 changes in his compensation and position. However, he is eligible to receive severance benefits as a result of the termination of employment without cause on September 28, 2009.

Kurt L. Kalbfleisch. On September 29, 2009, we entered into an employment and severance agreement with Kurt L. Kalbfleisch, our Vice President of Finance and Chief Financial Officer. This agreement supersedes and replaces Mr. Kalbfleisch’s retention agreement (described below) and provides for Mr. Kalbfleisch to earn a base salary of $225,000. However, the employment agreement provides that Mr. Kalbfleisch’s current and future base salary will be reduced by ten percent, pursuant to our company-wide temporary salary reduction program, until such time that the 10% salary reduction is lifted for other vice presidents. Mr. Kalbfleisch will be eligible to receive quarterly or annual bonuses and/or equity incentives, in each case as determined by our board of directors or an authorized committee of the board. If we terminate Mr. Kalbfleisch’s employment without cause or he resigns his employment for good reason before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. The agreement has a three-year term and automatically renews for additional one-year terms unless one of the parties timely gives notice to terminate. The company may unilaterally modify Mr. Kalbfleisch’s cash compensation at any time, subject to Mr. Kalbfleisch’s right to terminate his employment for good reason as described below.

The employment agreement provides that if we terminate Mr. Kalbfleisch’s employment without cause or if Mr. Kalbfleisch resigns from employment for good reason, then we will be obligated to pay him an aggregate severance payment equal to the sum of (i) the greater of his then annual base salary or his original base salary of $225,000, (ii) a portion of any target bonus prorated based on the number of days he was employed during the period on which the target bonus is based, (iii) an amount equal to the premiums he would be required to pay to continue life, accident, medical, dental and vision insurance coverage under our company’s insurance plans for himself and his eligible dependents under COBRA for 12 months following the date of his termination, and (iii) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 12 months following his termination. The severance payment will be made in equal monthly installments over the 12 months following termination of employment. In addition, Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change in control. If such a termination of employment occurs within two years following a change in control of our company, then the severance benefits will generally be the same except that the cash severance will instead paid in a single lump sum on the sixtieth day after termination of employment and Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. The agreement does not provide for a gross-up of any golden parachute excise taxes that may be imposed on Mr. Kalbfleisch. The severance benefits described above are contingent upon Mr. Kalbfleisch providing the company with a general release of all claims.

Under Mr. Kalbfleisch’s employment agreement, “cause” generally means: (a) acts or omissions constituting reckless or willful misconduct on the part of Mr. Kalbfleisch with respect to his obligations or otherwise relating to the business of the company that causes material harm to the company or its reputation; (b) Mr. Kalbfleisch’s material breach of the employment agreement, (c) Mr. Kalbfleisch’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) Mr. Kalbfleisch’s willful neglect of his duties. “Good Reason” generally means that Mr. Kalbfleisch has voluntarily terminated his employment with the company within one year after the occurrence of one or more of the following: (w) the company reduces Mr. Kalbfleisch’s base salary by more than ten percent (10%), unless the reduction is made as part of, and is generally consistent with, a general reduction of other senior executive salaries; (x) Mr. Kalbfleisch’s authority, responsibilities and/or duties are materially reduced so that his duties are no longer consistent with the status of an officer position; (y) a material breach of the employment agreement by the company; or (z) the company relocates Mr. Kalbfleisch’s principal place of work to a location more than fifty (50) miles from the company’s current location.

Ravi Pendekanti. As our Vice President of Business Development and Solutions, Mr. Pendekanti is an at-will employee and his employment may be terminated by us for any reason, with or without notice. Mr. Pendekanti currently earns an annual salary of $225,000 per year taking into effect the company’s 10% temporary reduction in salary. His annual salary prior to the salary reduction was $250,000 which he had received since he commenced employment with us in April 2008. Upon joining us in April 2008, Mr. Pendekanti received (i) a signing bonus of $50,000; and (ii) a relocation allowance of $50,000 and the use of a relocation coordinator (neither of which he has used). Mr. Pendekanti’s offer letter provided that if his employment was terminated by the company without cause before the first anniversary of his start date then he would be eligible to receive severance benefits consisting of six months of base salary and twelve months of continued health benefits coverage. This severance provision has now expired and Mr. Pendekanti is no longer eligible for such severance.

W. Michael Gawarecki. Mr. Gawarecki’s employment with us terminated on March 27, 2009. At the time of termination, Mr. Gawarecki was receiving an annual salary of $243,000, taking into effect the company’s 10 % temporary reduction in salary. His annual salary prior to the salary reduction was $270,000. He was an at-will employee and could be terminated by us for any reason. We entered into a separation agreement with Mr. Gawarecki pursuant to which we agreed to provide him, in exchange for a general release of claims against us: (i) a severance amount equal to six months base salary (equal to $121,500) less all applicable taxes, payable biweekly pursuant to our normal pay schedule; (ii) reimbursement of the COBRA premiums for health and dental insurance for 12 months, or until the date he secures full-time employment, whichever occurs first; (iii) continued vesting of his stock options for six months and accelerated vesting of any unvested stock options at the end of this six month period; and (iv) an extended period of time in which to exercise his vested stock options equal to 12 months from his date of termination.

Retention Agreements. We entered into retention agreements with Messrs. Gawarecki and LoForti effective January 27, 2000, with Mr. Kalbfleisch effective July 23, 2007 and with Mr. Pendekanti effective April 21, 2008. These agreements generally provide that the executive officer will receive a lump sum severance payment if, within two years of the consummation of a change of control of our company, such executive officer’s employment is terminated without cause or resigns with good reason. These severance payments are based on the executive officer’s base salary at the time of the consummation of the change of control or the termination date, whatever is higher, plus such executive officer’s target bonus for the year before the consummation of the change of control. The agreements provide that, upon a qualifying termination in connection with a change of control, Mr. LoForti would be entitled to receive an amount equal to two times the sum of his annual base salary plus target bonus, and Messrs. Gawarecki and Pendekanti each would be entitled to an amount equal to their respective annual base salaries, plus target bonus. If any portion of any payment under the retention agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code. The agreements also provide that if the executive officer elects to continue health insurance coverage as provided by COBRA, we will reimburse the executive for the amount of the premiums incurred by the executive officer for 12 months following the termination date. The consideration payable to an executive officer under the retention agreements is contingent upon such executive officer providing us with a general release of claims.

In September 2007, we entered into amended and restated retention agreements with each of Messrs. Gawarecki, Kalbfleisch and LoForti. The amendments to the retention agreements primarily concerned (i) structuring the timing of severance payments under the retention agreements so that they will not be considered “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code, and (ii) updating the arbitration provisions and the form of general release to conform to recent legal developments under state and federal law. The amount and nature of the severance benefits under the retention agreements did not change. Messrs. Gawarecki and LoForti became ineligible for benefits under their amended and restated retention agreements upon termination of their employment on March 27, 2009 and September 28, 2009, respectively. Mr. Kalbfleisch’s amended and restated retention agreement has now been superseded and replaced by his Employment and Severance Agreement, dated September 29, 2009, as described above.

On June 24, 2009, we entered into a retention agreement with Mr. Kelly, which provides that he will receive a lump sum severance payment if, within 60 days before or two years following a change of control of our company, his employment is terminated by the company without cause or he resigns for good reason. The severance payment will equal 150% of the sum of Mr. Kelly’s base salary at the time of the consummation of the change of control or termination date or $400,000, whichever is higher, plus any annual target bonus. The retention agreement provides that (i) if Mr. Kelly elects to continue insurance coverage as provided by COBRA, we will reimburse him for an amount equal to the premiums he would be required to pay to continue life, accident, medical, dental and vision insurance coverage under our company’s insurance plans for himself and his eligible dependents under COBRA for 18 months following the date of his termination, and (iv) an amount necessary for him to continue life, accident, medical and dental insurance benefits for himself and his eligible dependents in amounts substantially similar to those which he received immediately prior to the date of his termination for a period of 18 months following his termination. We are required to reimburse Mr. Kelly for the estimated costs of these benefits in one lump sum payment on his termination date. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. In the case of vested stock options, he will be permitted to exercise such options in whole or in part at any time within one year of the date of his termination, subject to earlier termination upon the expiration of the maximum term of the applicable options under the applicable plan or upon a change of control. The consideration payable to Mr. Kelly under the retention agreement is contingent upon him providing us a general release of claims.

The retention agreement provides limited protection to Mr. Kelly from the possible imposition of excise taxes under the Internal Revenue Code and any corresponding state tax provisions. If there is a change of control of our company on or before December 31, 2011, and if as a result, Mr. Kelly becomes subject to a federal or state golden parachute excise tax, we are required to provide Mr. Kelly an excise tax restoration payment so that Mr. Kelly will be in the same after-tax position as if the excise tax was not imposed. The amount of the excise tax restoration payment may not exceed $2.5 million for a change of control that occurs in 2009, $1.0 million for a change of control that occurs during 2010, or $0.6 million for a change of control that occurs in 2011. No excise tax payment will be owed to Mr. Kelly with respect to a change of control that occurs after December 31, 2011.

We agreed to the excise tax restoration provisions of Mr. Kelly’s retention agreement in large part because Mr. Kelly’s compensation for service as a director of our company prior to his service as our Chief Executive Officer is taken into account for computing the “base amount” for calculation of excess parachute payments. In general, Mr. Kelly will be subject to excise taxes for compensation contingent a change of control if the amount of such compensation, which includes amounts attributed to the acceleration of stock options, equals or exceeds three times his base amount. For any change of control of our company that occurs after 2009, Mr. Kelly’s prior compensation as a director will be averaged with his compensation as our Chief Executive Officer, and such averaging results in him having a base amount which is substantially less than his current annual salary and bonus opportunity. Our Compensation Committee determined that providing Mr. Kelly with the limited excise tax restoration benefit described above was essential to ensuring that the incentive compensation that Mr. Kelly may earn will fulfill its intended purpose.

For purposes of the retention agreements, the following definitions are generally applicable:

A change of control generally means: (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company’s then outstanding securities entitled to vote in the election of directors of the company; or (b) there occurs a reorganization, merger, consolidation or other corporate transaction involving the company (“Transaction”), in each case, with respect to which the stockholders of the company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the company or other corporation resulting from such Transaction; or (c) all or substantially all of the assets of the company are sold, liquidated or distributed.

Cause generally means: (a) Employee’s gross neglect of his duties to the company, where Employee has been given a reasonable opportunity to cure his gross neglect (which reasonable opportunity must be granted during the thirty-day period preceding termination); (b) any violation by Employee of Employee’s obligations under this Agreement or any employment agreement which Employee may have with the company; (c) Employee taking any role in any buy-out of the company without the approval of the company’s majority shareholder; or (d) Employee’s commission of any act of fraud, theft or embezzlement against the company. Clause (c) of the foregoing is not applicable to Mr. Kelly’s retention agreement.

With the exception of Mr. Kelly’s retention agreement, Good Reason generally means the voluntary resignation by Employee of his employment with the company due to: (a) any reduction in Employee’s Base Salary or Target Bonus; or (b) any reduction in Employee’s title; or (c) any significant reduction in Employee’s responsibilities and authority; (d) any failure by the company to pay Employee’s Base Salary; or (e) a relocation by the company of Employee’s place of Employment outside a fifty (50) mile radius of Employee’s current place of employment.

With respect to Mr. Kelly’s retention agreement, Good Reason generally means the voluntary resignation by Mr. Kelly of his employment with the company due to: (a) any reduction in Mr. Kelly’s Base Salary or Target Bonus by more than ten percent (10%); or (b) any material reduction in Mr. Kelly’s duties, responsibilities and authority; (c) a relocation by the company of Mr. Kelly’s place of employment outside a fifty (50) mile radius of Mr. Kelly’s current place of employment; provided, however, that “Good Reason” shall not include relocation of Mr. Kelly’s principal place of work to the company’s Milpitas, California location or to a location within thirty (30) miles of Mr. Kelly’s Danville, California residence; or (d) a material breach of the Retention Agreement or the Employment Agreement by the company.

Employee Benefit Plans

In addition to the other compensation plans described above, we maintain the following employee benefit plans, each of which is administered by the Compensation Committee, under which the named executive officers may participate or receive compensation. Only the 2003 Plan and the 2006 Employee Stock Purchase Plan are currently active.

1995 Stock Option Plan. In October 1995, our shareholders approved our 1995 Stock Option Plan as amended (1995 Plan). A total of 1,000,000 shares of common stock were authorized for issuance under the 1995 Plan. The Board terminated the 1995 Plan effective upon shareholder approval of the 2003 Plan (the 2003 Plan Adoption Date). On the 2003 Plan Adoption Date, 16,415 shares of common stock which remained available for issuance under the 1995 Plan were rolled into the reserve of shares available for new awards under the 2003 Plan, and any shares that are issuable upon exercise of options granted pursuant to the 1995 Plan that expire or become unexercisable for any reason without having been exercised in full after the 2003 Plan Adoption Date are also rolled into the reserve of shares available for new awards under the 2003 Plan (with the exception of option shares that were canceled on November 13, 2007 as a result of the company’s option cancellation and re-grant program). The 1995 Plan provided that our non-employee directors, employees and consultants, and those of our majority-owned subsidiaries, were eligible to receive options exercisable into shares of common stock. The options granted under the 1995 Plan are exercisable at fair market value on the date of issuance, generally vest over a maximum of five years and have a term of ten years from the date of grant.

1997 Executive Stock Option Plan. In November 1997, our shareholders approved our 1997 Executive Stock Option Plan (the 1997 Plan). A total of 800,000 shares of common stock were authorized for issuance under the 1997 Plan. The Board terminated the 1997 Plan as to new grants effective upon the 2003 Plan Adoption Date. On the 2003 Plan Adoption Date, 13,072 shares of common stock which remained available for issuance under the 1997 Plan were rolled into the reserve of shares available for new awards under the 2003 Plan, and any shares that are issuable upon exercise of options granted pursuant to the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full after the 2003 Plan Adoption Date are also rolled into the reserve of shares available for new awards under the 2003 Plan (with the exception of option shares that were canceled on November 13, 2007 as a result of the company’s option cancellation and re-grant program). Eligibility under the 1997 Plan was limited to our employees and the employees of our majority-owned subsidiaries. The options granted under our 1997 Plan are generally exercisable at fair market value on the date of issuance, vest over a maximum of five years and have a term of ten years from the date of grant.

2000 Stock Option Plan. In October 2000, our shareholders approved our 2000 Stock Option Plan (2000 Plan). In October 2001, our shareholders approved an amendment to our 2000 Plan to increase the number of shares of common stock available for issuance under the plan by an additional 1,000,000 shares to a total of 2,000,000 shares. The Board terminated the 2000 Plan effective upon the 2003 Plan Adoption Date. On the 2003 Plan Adoption Date, 10,071 shares of common stock which remained available for issuance under the 2000 Plan were rolled into the pool of reserves available for new awards under the 2003 Plan (with the exception of option shares that were canceled on November 13, 2007 as a result of the company’s option cancellation and re-grant program). Eligibility under our 2000 Plan included our employees and our related companies’ employees, non-employee directors and consultants. The options granted under the 2000 Plan are generally exercisable at fair market value on the date of issuance, may be granted subject to vesting schedules, and have a term of ten years from the date of grant.

2003 Equity Incentive Plan. The 2003 Plan permits the granting of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted shares, and (4) stock units. In November 2003, our shareholders approved the 2003 Plan. Upon adoption of the 2003 Plan by our shareholders, the company’s then existing option plans, including the 1995 Plan, the 1997 Plan, the 2000 Plan and the 2001 Supplemental Stock Option Plan (collectively, the Old Option Plans) were terminated for new grants. The Old Option Plans continue to govern outstanding awards previously granted under such plans. If an award granted under the Old Option Plans terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled by less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2003 Plan (with the exception of option shares that were canceled on November 13, 2007 as a result of the company’s option cancellation and re-grant program). The number of shares available under the 2003 Plan is also subject to adjustment for stock splits, dividends, reorganizations and similar transactions. In November 2004, our shareholders approved an amendment to our 2003 Plan to increase the number of shares of common stock available for issuance under the 2003 Plan by an additional 1,000,000 shares increasing the total reserve under the Plan to 4,727,827 shares. In November 2007, our shareholders approved an amendment to our 2003 Plan to increase the number of shares of common stock available for issuance under the plan by an additional 1,300,000 shares and for grants approved beginning November 13, 2007, shortening the maximum stock option and stock appreciation right term to six years from the date of grant.

As of November 19, 2009, of the total shares available under the 2003 Plan, 3,447,296 shares were subject to outstanding awards under the 2003 Plan and 446,756 shares were available for future grants. The difference between the total available reserve of shares, on the one hand, and the total number of shares subject to outstanding awards and currently available for grant, on the other hand, represents shares that may become available out of shares currently reserved under the Old Option Plans. Any shares to which options or stock appreciation rights pertain will be counted against the total number of shares reserved under the plan as one (1) share for every one (1) share subject to those awards, except for stock units which are used to fulfill grants under other plans or programs (such as foreign sub-plans) which are in the nature of stock options or stock appreciation rights. Any shares to which restricted shares or stock units pertain will be counted against the total number of shares reserved under the plan as two (2) shares for every one (1) share subject to those awards. Employees, non-employee directors and consultants of ours and certain of our related companies are eligible to receive awards under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee, which generally selects the participants who will be granted awards and approves all incentive awards to executive officers.

2006 Employee Stock Purchase Plan. In September 2006, the Board adopted the 2006 Employee Stock Purchase Plan (2006 ESPP) to provide an opportunity for our employees to purchase shares of our common stock and have an additional incentive to contribute to our success. The 2006 ESPP replaced the 1996 Employee Stock

Purchase Plan (1996 ESPP) which expired in January 2007. The first option period under the 2006 ESPP began in February 2007. The 2006 ESPP has no scheduled expiration date. Our Compensation Committee administers the 2006 ESPP and sets option periods of up to 27 months, during which each participant is granted a purchase option. The purchase option allows the employee to purchase shares of common stock through payroll deductions accumulated during a particular option period. These option periods currently are set at six months. The purchase price will be determined as either (i) a percentage not less than 85%, subject to the Compensation Committee’s discretion (Designated Percentage) of the fair market value of the common stock on the last day of the offering period or (ii) the lower of (a) the Designated Percentage of the fair market value of the common stock on the first day of the offering period or (b) the Designated Percentage of the fair market value of the common stock on the last day of the offering period. The Compensation Committee has determined the purchase price to be 95% of the fair market value of the common stock on the last day of each offering period. Our 2006 ESPP limits the number of shares of stock that may be purchased by any single participant to 1,500 shares in any option period and $25,000 in maximum fair market value in any calendar year. Regular full-time employees are eligible to participate in the 2006 ESPP. Participants may each year authorize payroll deductions under the 2006 ESPP of up to 15% of their annual compensation, including base, overtime, bonuses and commissions. The 2006 ESPP currently authorizes us to issue up to 500,000 shares of common stock. As of November 19, 2009 our employees have purchased a total of 30,263 shares of common stock under the 2006 ESPP and 469,737 remained available for issuance.

401(k) Plan. In February 1994, we adopted our On-Track 401(k) Savings Plan that covers all of our eligible employees who are at least 21 years old. Employees may elect to defer up to 60% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. However, our named executive officers qualify as “highly compensated” employees and may only elect to defer up to 8.5% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. The elective deferral contributions are vested 25% per year at the employee’s annual service anniversary and are invested in accordance with the directions of the participants. Our 401(k) plan also has a “catch up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer an additional $5,500 per year. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. During fiscal 2009, we matched 75% of the contributions on the first 6% of eligible compensation deferred by each of our 401(k) plan participants until October 19, 2008, at which time we temporarily suspended the company match.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans at June 28, 2009.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by our shareholders (1)	3,476,876	$2.34	944,365
Equity compensation plans not approved by our shareholders (2)	21,401	$6.93	0

Total	3,498,277	$2.36	944,365

(1)	The number of common shares remaining available for issuance under our equity compensation plans does not include the 500,000 shares of common stock subject to our 2006 Employee Stock Purchase Plan, which is not considered compensatory under applicable accounting standards.
(2)	Consists of our 2001 Supplemental Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The independent registered public accounting firm selected and appointed by the Audit Committee is responsible for performing an independent audit of, and expressing opinions on, our consolidated financial statements and, when applicable, our internal control over financial reporting.

The Audit Committee is comprised solely of independent directors as defined in the listing standards of the NASDAQ Global Market. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit. The Audit Committee serves in a board-level oversight role where it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. At each meeting, the Audit Committee meets in executive session with the independent registered public accounting firm without management present and in separate individual sessions with our chief financial officer, our controller and other finance personnel. All services provided by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee reviews and approves the overall scope and plans for the annual audit.

Our management represented to the Audit Committee that our consolidated financial statements for fiscal year 2009 were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our consolidated financial statements. The Audit Committee discussed with our independent registered public accounting firm other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including the matters required by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee has discussed with our independent registered public accounting firm such firm’s independence from management and our company and has received from the independent registered public accounting firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. Based on the foregoing reviews and discussion, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 28, 2009.

The Audit Committee has selected Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 27, 2010. We expect that a representative of Moss Adams LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if the representative so desires. The representative will also be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE:

Robert A. Degan, Chairman

Nora M. Denzel

Michael Norkus

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table summarizes the aggregate fees billed to the company by its independent registered public accounting firm, PricewaterhouseCoopers LLP for the fiscal years ended June 29, 2008 and June 28, 2009.

	2008	2009
Audit Fees (1)	$739,992	$818,858
Audit-Related Fees (2)	0	4,950
Tax Fees (3)	0	0
All Other Fees (4)	0	0

Total	$739,992	$823,808

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with transactions. During fiscal year 2008 there were no such services rendered to us by PricewaterhouseCoopers LLP.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning. During fiscal years 2008 and 2009 there were no such services rendered to us by PricewaterhouseCoopers LLP.
(4)	All Other Fees consist of fees for products and services other than the services reported above. During fiscal years 2008 and 2009 there were no such services rendered to us by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by PricewaterhouseCoopers LLP during fiscal years 2008 and 2009 were pre-approved by the Audit Committee. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing services to us for the fiscal year ended June 28, 2009 and has concluded that such services are compatible with their independence as our auditors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification of Our Executive Officers and Directors

Our executive officers and directors are entitled to be indemnified under our articles of incorporation and bylaws to the fullest extent permitted under California law. We have also entered into indemnification agreements with each of our executive officers and directors.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

For further information about Overland Storage, Inc., please refer to our annual report on Form 10-K for the fiscal year ended June 28, 2009, which accompanies this proxy statement. Our annual report on Form 10-K was filed with the SEC on September 9, 2009 and Amendment 1 to our annual report on Form 10-K was filed with the SEC on October 7, 2009 and are publicly available on our website at www.overlandstorage.com. You may also obtain a copy by sending a written request to Investor Relations, Overland Storage, Inc., 4820 Overland Avenue, San Diego, California 92123.

By order of the Board of Directors,

KURT L. KALBFLEISCH Secretary

Appendix A

OVERLAND STORAGE, INC.

2009 EQUITY INCENTIVE PLAN

(AS ADOPTED EFFECTIVE NOVEMBER 14, 2009)

A-i

A-ii

A-iii

Overland Storage, Inc.

2009 Equity Incentive Plan

ARTICLE 1    INTRODUCTION.

The Board adopted the Plan effective as of the Effective Date conditioned upon and subject to approval by the Company’s shareholders on or before the first anniversary of the Effective Date. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

ARTICLE 2    ADMINISTRATION.

2.1 Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

2.2 Committee Authority. Subject to the specific provisions and limitations of the Plan, and Applicable Law, the Committee shall have the authority and power to (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements, performance conditions (if any) and their degree of satisfaction, and other features and conditions of such Awards, (c) correct any defect, supply any omission, and reconcile any inconsistency in the Plan or any Award agreement, (d) accelerate the vesting, or extend the post-termination exercise term, or waive restrictions, of Awards at any time and under such terms and conditions as it deems appropriate, (e) interpret the Plan and any Award agreements, (f) adopt such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices, and (g) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan.

2.3 Committee for Non-Officer Grants. The Board may also appoint a secondary committee of the Board, which shall be composed of two or more Directors of the Company who need not satisfy the requirements of Sections 2.1(a) and 2.1(b). Such secondary committee may administer the Plan with respect to Employees and Consultants who are not Officers or Directors of the Company, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

2.4 Scope of Discretion. On all matters for which the Plan confers the authority, right or power on the Board, the Committee, or a secondary committee to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive and shall be afforded the maximum deference under Applicable Law. In making its decisions, the Board, Committee or secondary committee need not treat all persons eligible to receive Awards, all Participants, or all Awards the same way. Notwithstanding anything herein to the contrary, and except as provided in Section 16.2, the discretion of the Board, Committee or secondary committee is subject to the specific provisions and specific limitations of the Plan, as well as all rights conferred on specific Participants by Award agreements and other agreements entered into pursuant to the Plan.

2.5 Rules of Interpretation. Any reference to a “Section” or “Article,” without more, is to a Section or Article of the Plan. Captions and titles are used for convenience in the Plan and shall not, by themselves, determine the meaning of the Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

2.6 Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of the Plan, the grant of Awards, or the issuance of Common Shares. The Company and the Committee shall not be deemed to be a trustee of stock or cash to be awarded under the Plan. Any obligations of the Company to any Participant shall be based solely upon contracts entered into under the Plan. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Committee shall be required to give any security or bond for the performance of any such obligations.

2.7 Limitation of Liability. The Company (or members of the Board, Committee or secondary committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any unexpected or adverse tax consequence realized by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

2.8 Electronic Communications. Subject to compliance with Applicable Law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

2.9 Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

2.10 Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause

(which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

2.11 Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

ARTICLE 3    SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan shall be authorized but unissued or reacquired shares. The maximum aggregate number of Common Shares reserved for issuance under the Plan is equal to the sum of: (i) 1,250,000 Common Shares plus (ii) any Common Shares subject to any outstanding awards under the Prior Plans that on or after the Shareholder Approval Date are either forfeited or are repurchased at original cost by the Company plus any Common Shares that are not issued to the award holder as a result of a Prior Plan outstanding award being exercised or settled on or after the Shareholder Approval Date for less than the full number of Common Shares that are subject to such exercise or settlement, subject to maximum of 4,214,309 Common Shares for this clause (ii). The aggregate number of Common Shares that may be issued under the Plan through ISOs is 5,464,309 Common Shares. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

3.2 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Common Shares available for Awards.

3.3 Share Utilization. If Common Shares issued upon the exercise of Options are forfeited, then such Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited, then such Common Shares shall again become available for Awards under the Plan. If Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for Awards under the Plan. Subject to Article 12, if Stock Units are forfeited or terminate for any other reason before being settled, then the corresponding Common Shares shall again become available for Awards under the Plan. Subject to Article 12, if Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number of Common Shares available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number of Common Shares available under Section 3.1 and the balance shall again become available for Awards under the Plan. The provisions of this Section 3.3 shall be subject to adjustment pursuant to Article 10.

ARTICLE 4    ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

4.2 Other Grants. Employees, Outside Directors and Consultants, including prospective Employees, Directors and Consultants conditioned on the beginning of their Service, shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

4.3 Section 162(m) Limitation.

(a) Options And SARs. For so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code and with respect to grants of Options or SARs that are intended to qualify as performance-based compensation under Code Section 162(m), no Employee may be granted one or more SARs and Options within any Fiscal Year under the Plan to purchase more than 400,000 Common Shares under Options or to receive compensation calculated with reference to more than that number of Common Shares under SARs, with such limit subject to adjustment pursuant to Article 10. If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on Options and SARs that may be granted to any individual under this Section 4.3(a).

(b) Cash Awards And Stock Awards. Any Award intended as “qualified performance-based compensation” within the meaning of section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with section 162(m) of the Code.

ARTICLE 5    OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant (and shall not be less than 110% of the Fair Market Value for an ISO granted to a Ten Percent Shareholder).

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant (and shall not exceed 5 years from the date of an ISO grant for a Ten Percent Shareholder). If an Optionee changes status from an Employee to a Consultant or Outside Director, that Optionee’s ISOs will become NSOs if not exercised within the three-month period beginning with the Optionee’s termination of Service as an Employee for any reason other than the Optionee’s death or Disability. An ISO shall be treated as an NSO if it remains exercisable after, and is not exercised within, the three-month period described above. If an Optionee’s Service terminates due to Disability, any ISO held by such Optionee shall be treated as an NSO if it remains exercisable after, and is not exercised within, one year after termination of the Optionee’s Service. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such

Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section 10.3.

5.6 Nonassignability of Options. Except as determined by the Committee, no Option shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Participant. No rights under an ISO may be transferred by the Participant, other than to a trust where under section 671 of the Code and other Applicable Law the Participant is considered the sole beneficial owner of the Option while it is held in trust, or by will or the laws of descent and distribution. The Company’s compliance with a Domestic Relations Order, or the exercise of an ISO by a guardian or conservator appointed to act for the Participant, shall not violate this Section 5.6.

5.7 Substitute Options. The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Substitute Options may be NSOs or ISOs. Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Article 10) Substitute Options shall be Options to purchase Common Shares rather than equity securities of the granting entity and shall have an Exercise Price adjusted appropriately, as determined by the Board.

5.8 Limitation on ISOs. Options intended to be ISOs that are granted to any single Optionee under all incentive stock option plans of the Company and its Parents or Subsidiaries, including ISOs granted under the Plan, may not first become exercisable for more than $100,000 in Fair Market Value of stock (measured on the grant dates of the Options) during any calendar year.

ARTICLE 6    PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents denominated in U.S. dollars (except as specified by the Committee for non-U.S. Employees or non-U.S. sub-plans) at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b) In the case of an NSO granted under the Plan, the Committee may at any time permit payment to be made in any form(s) described in this Article 6.

6.2 Exercise/Sale. To the extent that this Section 6.2 is made applicable to an Option by the Committee, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company; provided that to the extent the Company would be deemed to extend or arrange for the extension of credit in the form of a personal loan to an Optionee under the foregoing procedure, no Officer or Director may use the foregoing procedure to pay the Exercise Price.

6.3 Other Forms of Payment. To the extent that this Section 6.3 is made applicable to an Option by the Committee, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with Applicable Law, regulations and rules.

ARTICLE 7    STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.

7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price provided that the Exercise Price under a SAR shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR provided that the term of a SAR shall in no event exceed 10 years from the date of grant. The grant or vesting of a SAR may be made contingent on the achievement of performance conditions. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5 Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section  10.3.

7.6 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine, over the period or periods set forth in the SAR Agreement. A SAR Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Participant. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

7.7 Nonassignability of SARs. Except as determined by the Committee, no SAR shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. However, SARs may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Participant.

7.8 Substitute SARs. The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the SARs they replace, except that (subject to the provisions of Article 10) Substitute SARs shall be exercisable with respect to the Fair Market Value of Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect that substitution.

ARTICLE 8    RESTRICTED SHARES.

8.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, labor done, services actually rendered to the Company or for its benefit or in its reorganization, debts or securities cancelled, tangible or intangible property actually received either by the Company or a wholly-owned subsidiary, and promissory notes (provided the recipient is an Employee who is not a Director or Officer at the time of grant). All cash and cash equivalents shall be dominated in U.S. dollars except as specified by the Committee for non-U.S. Employees or non-U.S. sub-plans.

8.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Committee may include among such conditions the achievement of Objectively Determinable Performance Conditions A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

8.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Notwithstanding the foregoing, dividends awarded with respect to Restricted Shares subject to unsatisfied performance-based conditions shall accumulate until all applicable performance-based conditions have been satisfied and will be paid, if at all, as soon as reasonably practicable following the satisfaction of the applicable performance-based conditions.

8.5 Nonassignability of Restricted Shares. Except as determined by the Committee, no Restricted Shares shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution until such time as the Restricted Shares have vested. Notwithstanding anything to the contrary herein, Restricted Shares may be transferred and exercised in accordance with a Domestic Relations Order.

8.6 Substitute Restricted Shares. The Board may cause the Company to grant Substitute Restricted Shares in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Restricted Shares shall have the same terms and conditions as the restricted shares they replace, except that (subject to the provisions of Article 10) Substitute Restricted Shares shall be Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect the substitution. Any such Substituted Restricted Shares shall be granted effective on the effective date of the acquisition.

8.7 Section 162(m) Limitation. For so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code and with respect to grants of Restricted Shares that are intended to qualify as performance-based compensation under Code Section 162(m), no Employee may be granted within any Fiscal Year under the Plan more than 100,000 Restricted Shares which are subject to the achievement of Objectively Determinable Performance Conditions, with such limit subject to adjustment pursuant to Article 10.

ARTICLE 9    STOCK UNITS.

9.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

9.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.3 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Committee may include among such conditions the achievement of Objectively Determinable Performance Conditions. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of vesting may be required under Section 10.3.

9.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both, as determined by the Committee. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach. Notwithstanding the foregoing, dividend equivalents awarded with respect to Stock Units subject to unsatisfied performance-based conditions shall accumulate until all applicable performance-based conditions have been satisfied and will be paid, if at all, as soon as reasonably practicable following the satisfaction of the applicable performance-based conditions.

9.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee, over the period or periods established by the Committee. A Stock Units Award may place limits on the amount that may be paid over any specified period or periods, on an aggregate basis or as to any Participant. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on performance criteria. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Distribution on settlement may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

9.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

9.7 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

9.8 Nonassignability of Stock Units. Except as determined by the Committee, no Stock Units Award shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution. Notwithstanding anything to the contrary herein, Stock Units Awards may be transferred and exercised in accordance with a Domestic Relations Order.

9.9 Substitute Stock Units. The Board may cause the Company to grant Substitute Stock Units in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Stock Units shall have the same terms and conditions as the stock units they replace, except that (subject to the provisions of Article 10) Substitute Stock Units shall be settled with respect to the Fair Market Value of the Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect the substitution.

9.10 Section 162(m) Limitation. For so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code and with respect to grants of Stock Units that are intended to qualify as performance-based compensation under Code Section 162(m), no Employee may be granted within any Fiscal Year under the Plan more than 100,000 Stock Units which are subject to the achievement of Objectively Determinable Performance Condition, with such limit subject to adjustment pursuant to Article 10.

ARTICLE 10    PROTECTION AGAINST DILUTION.

10.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Common Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:

(a) the maximum aggregate number of Common Shares reserved for issuance under the Plan as specified in Section 3.1 and to be issued as ISOs as set forth under Section 3.1 and the number of Common Shares under the Prior Plans that may become available for award under this Plan pursuant to Section 3.1(ii);

(b) the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 3.1;

(c) the limitations set forth in Sections 4.3(a), 8.7 and 9.10;

(d) the number and kind of securities covered by each outstanding Award;

(e) the Exercise Price under each outstanding Option and SAR; or

(f) the number and kind of outstanding securities issued under the Plan.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such proportionate adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 10, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. Any adjustment of Common Shares pursuant to this Section 10.1 shall be rounded down to the nearest whole number of Common Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

10.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, unvested Restricted Shares and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company and be forfeited to the Company.

10.3 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving entity or its parent or subsidiary, (c) the substitution by the surviving entity or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards, (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards, or (f) cancellation of outstanding Awards with or without consideration, and in all cases without needing consent of any Participant. In the event of a Divestiture, the Board may, but need not, direct that one or more of the foregoing actions be taken with respect to Awards held by, for example, Employees, Outside Directors or Consultants for whom the transaction or event resulted in a termination of Service. The Board need not adopt the same rules for each Award or Participant.

ARTICLE 11    DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 11 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 11.

Any and all arrangements under this Article 11 must comply with the rules and requirements of Section 409A of the Code including, without limitation, the requirements for the timing of deferral elections and the Delay In Payments to Specified Employees.

ARTICLE 12    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under the Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3. Notwithstanding the foregoing, each Common Share issued pursuant to this Article 12 shall be counted against the Plan reserve in Section 3.1 as one (1) Common Share to the extent such shares are issued in respect of awards under other plans or programs that have substantially similar terms and conditions to Options or SARs granted under the Plan, including, with respect to stock options or equivalent securities, an exercise price at least equal to the fair market value of the securities for which the stock option or equivalent security is exercisable, measured at the date of grant.

ARTICLE 13    PAYMENT OF DIRECTORS’ FEES IN SECURITIES.

13.1 Effective Date. No provision of this Article 13 shall be effective unless and until the Board has determined to implement such provision.

13.2 Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 13 must be timely filed with the Company on the prescribed form.

13.3 Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The Board shall also determine the terms of such NSOs, Restricted Shares or Stock Units.

ARTICLE 14    LIMITATION ON RIGHTS.

14.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to Applicable Law, the Company’s articles of incorporation and by-laws and a written employment agreement (if any).

14.2 Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by satisfying all requirements for exercise at a time when the Company is obligated to deliver such Common Shares under the terms of the Award agreement and this Plan. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all Applicable Law. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all Applicable Law relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

14.4 Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.

ARTICLE 15    WITHHOLDING TAXES.

15.1 General. To the extent required by Applicable Law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

15.2 Share Withholding. To the extent that Applicable Law subjects a Participant to tax withholding obligations, the Committee may establish procedures that may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 16    FUTURE OF THE PLAN.

16.1 Term of the Plan. The Plan was effective on the Effective Date. The Plan, as may be amended or restated from time to time, shall remain in effect until the tenth anniversary of the Effective Date or until such earlier date as provided under Section 16.2. Except as provided in Section 3.1, this Plan will not in any way affect outstanding awards that were issued under the Prior Plans or other Company equity compensation plans. No further awards may be granted under the Prior Plans as of the date of approval of this Plan by the Company’s shareholders.

16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by Applicable Law. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not impair the rights of any Participant under any Award previously granted under the Plan unless the Participant consents to such amendment. The Board or the Committee may amend the terms of any existing Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant unless the Participant consents to such amendment. The Board or the Committee may not amend the terms of any Option or SAR to reduce the Exercise Price (except pursuant to Article 10), or cancel any Option or SAR and grant a new Option or SAR with a lower Exercise Price such that the effect would be the same as reducing the Exercise Price, without the approval of the Company’s shareholders. Notwithstanding anything herein to the contrary, no consent of a Participant shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Article 10, is in the best interests of the Company or its shareholders. The Board may, but need not, take the tax or accounting consequences to affected Participants into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted before the termination notwithstanding that Awards become exercisable or are to be settled after the termination.

ARTICLE 17    DEFINITIONS.

17.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.2 “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Common Shares are listed or quoted, applicable to the taking or refraining from taking of any action under the Plan, including the administration of the Plan and the issuance or transfer of Awards.

17.3 “Award” means any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

17.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.5 “Cause” means, except as may otherwise be provided in an applicable Award agreement, (a) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to the Participant’s obligations or otherwise relating to the business of the Company; (b) the Participant’s material breach of a written agreement between the Participant and the Company (or a Parent, Subsidiary or Affiliate); (c) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) dishonesty or involvement in any conduct that adversely affects the Company’s name or public image or is otherwise detrimental to the Company’s business interests; (e) willful neglect of duties; or (f) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent, Subsidiary or Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause. The Committee shall be entitled to determine “Cause” based on the Committee’s good faith belief.

17.6 “Change in Control” means, except as may otherwise be provided in an applicable Award agreement:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(d) Any transaction as a result of which the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not affiliated with the offeror do not recommend such shareholders accept; or

(e) A Divestiture; provided that a Divestiture shall be a Change in Control only to the extent that the Board determines that such Divestiture constitutes a Change in Control, and then only for those Participants for whom the Board has expressly resolved that such Divestiture constitutes a Change in Control for such Participants. In making such determination, the Board need not adopt the same rules for each Award or Participant.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The Committee shall determine whether an event shall be treated as a Change in Control.

17.7 “Code” means the Internal Revenue Code of 1986, as amended.

17.8 “Committee” means a committee of the Board, as described in Article 2.

17.9 “Common Share” means one share of the common stock of the Company.

17.10 “Company” means Overland Storage, Inc., a California corporation.

17.11 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.12 “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

17.13 “Delay In Payments to Specified Employees” means if a Participant is a “specified employee” (as defined under Code Section 409A) on separation from Service, to the extent any Award or arrangement needs to comply with Code Section 409A, then certain payments may be delayed and not be paid during the first six months following the separation from Service but will instead be paid on the earlier of the first business day of the 7th month following the separation from Service, or ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest.

17.14 “Director” means a member of the Board of Directors of the Company.

17.15 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Disability of a Participant shall be determined solely by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

17.16 “Divestiture” means a transaction or event where the Company or a Parent, Subsidiary or Affiliate sells or otherwise transfers its equity securities to a person or entity other than the Company or a Parent, Subsidiary or Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, where the Board specifies that such transaction or event constitutes a “Divestiture.”

17.17 “Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, section 414(p) of the Code, except that reference to a “plan” in that definition shall be to the Plan.

17.18 “Effective Date” means November 14, 2009 which was the date on which the Plan was adopted by the Board.

17.19 “Employee” means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate. Notwithstanding the foregoing, individuals who are classified by the Company or a Parent, Subsidiary or Affiliate as (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers, shall not be deemed Employees. The Company’s or a Parent’s, Subsidiary’s or Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of the Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee due to transfers between locations of the Company, or among the Company and a Parent, Subsidiary or Affiliate, or to any successor to the Company or a Parent, Subsidiary or Affiliate that assumes an Optionee’s Options under Section 10.3. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

17.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.21 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.22 “Fair Market Value” means the market price of a Common Share determined by the Committee as follows:

(i) If the Common Shares were traded on a stock exchange (such as the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Common Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii) If the Common Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date of determination, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

17.23 “Fiscal Year” means the Company’s fiscal year.

17.24 “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b) The voluntary resignation of the Participant following (i) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 90 miles.

17.25 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.26 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.27 “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of Service to which it relates, or (2) before 25% of the period of Service to which it relates has elapsed, (ii) that is substantially uncertain of achievement at the time it is established, and (iii) the achievement of which would be determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include net order dollars, net profit dollars, net profit growth, net revenue dollars, profit/loss or profit margin, operating profit, net operating profit, operating margin, working capital, sales or revenue, revenue growth, gross margin, cost of goods sold, individual performance, cash, accounts receivables, writeoffs, cash flow, liquidity, income, net income, operating income, net operating income, earnings, earnings before interest, taxes, depreciation and/or amortization, earnings per share, growth in earnings per share, price/earnings ratio, debt or debt-to-equity, economic value added, assets, return on assets, return on equity, stock price, shareholders’ equity, total shareholder return, including stand-alone or relative to a stock market or peer group index, return on capital, return on assets or net assets, return on investment, return on operating revenue, any other financial objectives, objective customer satisfaction indicators and efficiency measures, operations, research or related milestones, intellectual property (e.g., patents), product development, site, plant or building development, internal controls, policies and procedures, information technology, human resources, corporate governance, business development, market share, strategic alliances, licensing and partnering, contract awards or backlog, expenses, overhead or other expense reduction, compliance programs, legal matters, accounting and reporting, credit rating, strategic plan development and implementation, mergers and acquisitions and divestitures, financings, management, improvement in workforce diversity, or any similar criteria, each with respect to the Company and/or a Parent, Subsidiary or Affiliate, and/or an individual business unit.

17.28 “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

17.29 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.30 “Optionee” means an individual or estate who holds an Option or SAR.

17.31 “Outside Director” means a member of the Board who is not an Employee.

17.32 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.33 “Participant” means (i) a person to whom an Award has been granted, including a holder of a Substitute Award; or (ii) a person to whom an Award has been transferred in accordance with the applicable requirements of Sections 5.6, 7.7, 8.5, or 9.8.

17.34 “Plan” means this Overland Storage, Inc. 2009 Equity Incentive Plan, as amended from time to time.

17.35 “Prior Plans” means the Company’s 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Stock Option Plan, 2001 Supplemental Stock Option Plan, and 2003 Equity Incentive Plan, each as in effect on the Effective Date.

17.36 “Restricted Share” means a Common Share awarded pursuant to Article 8 of the Plan.

17.37 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.38 “SAR” means a stock appreciation right granted under the Plan.

17.39 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.40 “Service” means service as an Employee, Outside Director or Consultant. Unless otherwise determined by the Committee or otherwise provided in the Plan or Award agreement, Service shall continue notwithstanding a change in status from an Employee, Consultant or Outside Director to another such status. An event that causes a Parent, Subsidiary or Affiliate to cease having status as a Parent, Subsidiary or Affiliate shall be deemed to discontinue the Service of that entity’s Employees, Outside Directors and Consultants unless such persons retain the status of Employee, Outside Director or Consultant of the Company or a remaining Parent, Subsidiary or Affiliate.

17.41 “Shareholder Approval Date” means January 5, 2010 which was the date on which the adoption of the Plan was approved by the Company’s shareholders.

17.42 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.43 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.44 “Stock Unit Agreement” means the agreement between the Company and the recipient of Stock Units that contains the terms, conditions and restrictions pertaining to such Stock Units.

17.45 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

17.46 “Substitute Award” means a Substitute Option, Substitute SAR, Substitute Restricted Share or Substitute Stock Unit granted in accordance with the terms of the Plan.

17.47 “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

17.48 “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

17.49 “Substitute Restricted Share” means a Restricted Share granted in substitution for a restricted share granted by another entity with respect to equity securities in the granting entity.

17.50 “Substitute Stock Unit” means a Stock Unit granted in substitution for, or upon the conversion of, a stock unit granted by another entity with respect to equity securities in the granting entity.

17.51 “Ten Percent Shareholder” means any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary on the date of Option grant.

ARTICLE 18    EXECUTION.

To record the adoption of the Plan by the Board and approval by the Company’s shareholders of such adoption on January 5, 2010, the Company has caused its duly authorized officer to execute this document in the name of the Company.

OVERLAND STORAGE, INC.

By:
Title:

Overland Storage, Inc.

2009 Equity Incentive Plan

PLAN HISTORY

Date	Action
November 14, 2009	Adopted by Board of Directors, subject to shareholder approval.

January 5, 2010	Approved by Shareholders.

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2009 Proxy
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Eric L. Kelly and Kurt L. Kalbfleisch, or either of them, with power of substitution to each, to vote all shares of common stock which I have power to vote at the annual meeting of shareholders of Overland Storage, Inc. to be held on Tuesday, January 5, 2010 at 9:00 a.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting

COMPANY #

There are three ways to vote your Proxy.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK***EASY***IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on January 4, 2010.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.
VOTE VIA INTERNET – http://www.eproxy.com/ovrl/ – QUICK***EASY***IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 9:00 p.m., Pacific Time, on January 4, 2010.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Overland Storage, Inc., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

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THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1
AND A VOTE “FOR” PROPOSALS 2 AND 3

1.	ELECT FIVE DIRECTORS:	01 Robert A. Degan	04 Scott McClendon	☐	Vote FOR	☐	Vote WITHHELD
		02 Nora M. Denzel	05 Michael Norkus		all nominees		from all nominees
		03 Eric L. Kelly			(except as marked)

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided at right.)
2.	APPROVE THE 2009 EQUITY INCENTIVE PLAN:			☐ For ☐ Against ☐ Abstain
3.	RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 27, 2010:			☐ For ☐ Against ☐ Abstain

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address change? Mark Box ☐ Indicate changes below					Date:

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.